This Post-Qualification Amendment No. 1 amends the Offering Statement of Jet Token Inc., originally qualified on June 15, 2021, as previously amended and supplemented, to include its audited financial statements as of and for the year ended December 31, 2021 and related disclosures.

An Offering Statement pursuant to Regulation A relating to these securities has been filed with Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED JUNE 15, 2022

Jet Token Inc.

10845 Griffith Peak Drive

Suite 200

Las Vegas, NV 89135

702-747-4000

www.jettoken.com

UP TO 29,173,333 SHARES OF NON-VOTING COMMON STOCK OFFERED BY THE ISSUER

UP TO 4,160,000 SHARES OF NON-VOTING COMMON STOCK OFFERED BY THE SELLING
STOCKHOLDER

UP TO 33,333,333 SHARES OF VOTING COMMON STOCK INTO WHICH SUCH NON-VOTING
COMMON STOCK IS CONVERTIBLE

We are seeking to raise up to $21,880,000 and our selling stockholder is seeking to raise
$3,120,000 from the sale of Non-voting Common Stock to the public. As a result, the maximum offering amount is $25,000,000. There is no minimum offering dollar amount. See “Plan of Distribution and Selling Securityholders” for further details.

The minimum investment in this offering is $349.50, or 466 shares of Non-voting

Common Stock.

Investors in this offering will have no voting rights except those required by Delaware law. The Non-voting Common Stock is convertible into voting Common Stock automatically and solely upon the closing of an initial public offering of voting Common Stock or the merger of the company into another entity. Each share of Non-voting Common Stock converts into voting Common Stock at a 1:1 ratio, which is subject to adjustment for certain events affecting the voting Common Stock. See “Description of Capital Stock” at page 31 for additional details.

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	Price to Public	Underwriting discount and Commissions (1)	Proceeds to Issuer (1)	Proceeds to Selling Stockholder
Per share	$0.75	$0.0525	$0.6975	$0.6975
Total Maximum (2)	$25,000,000	$1,750,000	$20,348,400	$2,901,600

(1)	The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as its placement agent to assist in the placement of its securities. The company and the selling stockholder will pay a cash commission of 7% to StartEngine Primary on sales of the Non-voting Common Stock. The company will also issue warrants for StartEngine Primary to purchase up to 2% of the Non-voting Common Stock sold though StartEngine Primary at an exercise price of $0.75 per share. The company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine. Any unused portion of this fee not actually incurred by StartEngine will be returned to the Company. FINRA fees will be paid by the company. See “Plan of Distribution and Selling Securityholders” on page 36 for details regarding the compensation payable to third-parties in connection with this offering.
(2)	4,345,458 shares of Non-voting Common Stock have been sold pursuant to this offering to date, all of which were sold by the company.

The company expects that the amount of expenses of the offering that it will pay will be approximately $832,000, assuming the maximum offering amount is raised and not including commissions or state filing fees.

The company has engaged Prime Trust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors and may hold a series of closings at which we receive the funds from the escrow agent and issue the securities to investors.  The offering will terminate at the earlier of: the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company in its sole discretion. The company may undertake one or more closings on a rolling basis and, after each closing, funds tendered by investors will be available to the company and the selling stockholder.

The offering is being conducted on a “best-efforts” basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 8.

Sales of these securities commenced on approximately June 16, 2021.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

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In this Offering Circular, the term “Jet Token,” ”we,” “us” or “the company” refers to Jet Token Inc. and its consolidated subsidiaries.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

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•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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SUMMARY

Our Company

Our business strategy combines concepts from fractional jet membership programs with lessons learned from building blockchains and their communities. We believe the tokenization of flight hours and fractional membership programs offers the possibility of reduced transaction costs and, through the evolution of a marketplace, higher industry fleet utilization. Our purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed our company on June 4, 2018. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as on our own aircraft. In July 2021, we leased a HondaJet under a short-term lease arrangement, terminated in February 2022, to accelerate our aircraft operations and sales of jet card memberships. We have acquired two HondaJet Elites under our 2020 Purchase Agreement with Honda Aircraft Company, discussed under “– Our Aircraft” below, one of which has been sold as discussed below, with two additional aircraft expected to be delivered in 2022. Great Western Air, LLC (DBA Cirrus Aviation Services, LLC) (“Cirrus”) is managing, operating, and maintaining our aircraft and has a growing team of pilots that have been specially trained on the HondaJet at the Flight Safety facility on the Honda Aircraft Company campus in Greensboro, NC.

We offer the following programs for our HondaJet Elites:

•	Fractional ownership program: This program provides potential owners the ability to purchase a share in a jet at a fraction of the cost of acquiring an entire aircraft. Each 1/5 share guarantees 75 occupied hours of usage per year with 24 hours of notice. The fractional ownership program consists of an initial up-front fee, a monthly fee, and a fixed hourly rate on the jet.

•	Jet card program: A membership in our jet card program generally includes 25 or 50 occupied hours of guaranteed usage per year with 24 hours of notice. Members generally pay 100% upfront and then may fly for a fixed hourly rate over the next twelve months.

In addition to servicing members, fractional owners and third-party charter clients, our HondaJets are available to address unexpected cancellations or delays on brokered charters. Unlike most of our brokerage competitors, as well as many business jet management companies which require owner approval before their aircraft can be used for third party charter, we believe maintaining a fleet of readily available aircraft to back fill third party charter services provides more reliability and is an attractive selling point for potential clients.

In 2022, we entered into agreements with Cirrus under which we will sell jet cards for Cirrus’s aircraft, for a commission for sales and client management services, and we will make Cirrus’s aircraft available to our customers for charter bookings at preferred rates and with certain service guarantees. As a result, our jet card members and charter customers have access to sixteen of Cirrus’s aircraft in the light, mid, super-mid, heavy, and ultra-long-range categories, comprising the following aircraft: CJ3+, Lear 45XR, Citation XLS+, Lear 60, Hawker 900XP, Challenger 300, Challenger 604, Falcon 900EX, Challenger 850, Gulfstream V and Gulfstream G550.

Our booking platform provides direct fleet access through our App for jet card members and fractional owners, enabling jet card members and fractional owners to book flights, view balances and make payments. It also displays a variety of options across private aircraft types in addition to the pricing of our own aircraft, with a range of prices drawn from a list of thousands of aircraft for hire. We offer users the ability to request a jet and simultaneously task us with seeking a lower-cost alternative. Our App is directly connected via API to Avinode, the major centralized database in private aviation. Through Avinode we can electronically and automatically correspond with operators of private jets who have posted their aircraft for hire. We currently accept both cash and blockchain currency, which our payment processor promptly converts to fiat currency prior to confirming a booking.

We expect to further develop our App and are currently working on instant booking functionality. We also expect to focus on the integration of a closed Ethereum based blockchain network (the “Network”), enabling clients to access the Jet Tokens in their digital wallets maintained on our Network until clients redeem their Jet Tokens for travel.

We ultimately intend to issue and sell Jet Tokens on our closed blockchain Network that would be redeemable for time on our aircraft as well as for private jet travel and ancillary services with third party carriers. We are currently developing and testing our Jet Tokens and formalizing the rules of their use on our platform. Digital assets such as our proposed Jet Token, depending on their structure and rules of use, may be considered a security and the issuance and sale may be subject to registration under the Securities Act. We plan to structure our Jet Token to be in compliance with applicable law, including the federal securities laws. Specifically, we intend to structure Jet Tokens in such a way that they are not treated as securities.

We envision a time in which a client purchases from us a jet hour card using cash or blockchain currency and in return receives Jet Tokens redeemable for travel, or maintains funds in a wallet on our platform for purchase of travel, on our fleet, with third party jet operators or on commercial airlines. Through our App the client would seamlessly access their Jet Token balance in their Wallet on the Network; Jet Tokens would be one payment option on the App alongside fiat currency, bitcoin and other blockchain currencies. We also envision a time when our App offers an integrated marketplace for private jet and commercial jet travel (arrivals, departures, aircraft description, aircraft photos, taxes, prices) that has the potential to offer improved access to services for aircraft operators and travelers. We believe aircraft operators would achieve higher revenue per seat mile by filling an otherwise empty plane, and travelers would achieve access to on-demand travel at a lower average cost because of greater market transparency and improved price discovery.

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We believe our strategy of combining, in our searchable instant booking platform, availability of private jet carriers, commercial airline flights and private jet owners underutilized flight time increases the efficiency and optimizes the cost to our clients of getting from point A to point B on their own terms.

The Offering

Securities offered by us:	Maximum of 29,173,333 shares of Non-voting Common Stock and 29,173,333 shares of voting Common Stock into which the Non-voting Common Stock is convertible. 4,345,458 of these shares have been issued as of May 31, 2022.

Securities offered by the selling stockholder (1):	Maximum of 4,160,000 shares of Non-voting Common Stock and 4,160,000 shares of voting Common Stock into which the Non-voting Common Stock is convertible

Securities outstanding before the offering (as of May 31, 2021):

Voting Common Stock (2):	78,353,333 shares

Non-voting Common Stock(2)(3):	43,934,407 shares

Non-voting Series CF Preferred Stock:	18,826,385 shares

Series Seed Preferred Stock:	983,333 shares

Securities outstanding after the offering (assuming the maximum offering amount):

Voting Common Stock (2):	78,353,333 shares

Non-voting Common Stock (2)(3):	68,762,282 shares

Non-voting Series CF Preferred Stock:	18,826,385 shares

Series Seed Preferred Stock:	983,333 shares

Use of proceeds:	The net proceeds of the offering will be used to continue to fund the company’s development and expansion, including funding marketing and advertising, fleet acquisitions and software development, administrative and corporate expenses and to provide working capital for acquisitions, joint ventures and other general corporate purposes, as described in the “Use of Proceeds” section of this Offering Circular.

(1)	See “Plan of Distribution and Selling Securityholders.”
(2)	Does not include 25.0 million shares of voting Common Stock and 33.2 million shares of Non-voting Common Stock currently issuable upon the exercise of options issued under our Amended and Restated 2018 Stock Option and Grant Plan, as amended (the “2018 Stock Plan”), or 13,441,333 shares of Non-voting Common Stock issuable upon the exercise of options or vesting of restricted stock units under our 2021 Stock Plan or any shares issuable upon conversion of the Non-voting Common Stock, the Series Seed Preferred Stock or the Series CF Preferred Stock.
(3)	Does not include 1,666,667 shares issuable upon the exercise of outstanding warrants or shares issuable upon exercise of warrants to be issued to StartEngine Primary in connection with this offering.

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Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	Demand for our product and services may decline due to factors beyond our control.

•	We face a high level of competition with numerous market participants having greater financial resources and operating experience than us.

•	The demand for our services is subject to seasonal fluctuations.

•	Our ability to sell our product or service may be adversely affected by changes in government regulation.

•

We have not launched a version of our App that would integrate client Jet Token balances held in wallets on the Network and there is a risk that we may not be able to do so or, if we do, that we will be able to establish and grow our client base.

•	Our failure to attract and retain highly qualified personnel in the future could harm our business.

•	We are an early stage company with a limited operating history.

•	If we are not able to structure our Jet Token in accordance with applicable law, including federal securities laws, we may not be able to proceed with our business as planned.

•	Our business strategy includes creating and linking our Jet Token to the Ethereum blockchain and any problems experienced by Ethereum could damage our business and reputation.

•

Changes in the regulatory environment governing digital assets could make it difficult or impracticable to create and sell our Jet Token which may have a material impact on our revenues or the value of the shares of Non-voting Common Stock

•	If we cannot finance our aircraft or generate sufficient funds to make payments on this financing, we may not succeed

•	We may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment

•	We are dependent on our information systems which may be vulnerable to cyber-attacks or other events

•

The prices of blockchain currencies that we accept as payment are extremely volatile. Fluctuations in the price of blockchain currencies and digital assets generally could materially and adversely affect our business

•	Our business and reputation rely on, and will continue to rely on, third parties

•	We may be unable to adequately protect our intellectual property interests or may be found infringing on intellectual property interests of others

•	We may not have enough funds to sustain the business until it becomes profitable

•	Investors will be minority holders of Non-voting Common Stock with limited ability to influence our policies or any significant corporate matter

•	We have issued Preferred Stock that has greater rights and preferences than shares of Common Stock.

•	This offering involves "rolling closings." Because we are an early stage company our business is changing rapidly, which may mean that earlier investors may not have the benefit of information that later investors have.

•	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor.

•	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

•	This investment is illiquid. Shares of non-voting Common Stock will only convert into voting Common Stock in limited circumstances which may not occur.

•	The value of your investment may be diluted if the company issues additional options or restricted stock units.

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RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Operating Environment

Demand for our product and services may decline due to factors beyond our control. Demand for private jet charters may be negatively impacted by factors affecting air travel generally, such as adverse weather conditions, an outbreak of a contagious disease and other natural events, terrorism and increased security screening requirements.

In particular, the recent coronavirus pandemic and resulting recommended travel restrictions have resulting in a sharp decline in transportation generally, including demand for private aviation globally. There is significant uncertainty regarding when these restrictions will ease and whether, thereafter, travel in general will resume at normal levels. While we believe that commercial airline travel poses an increased risk of the spread of virus and bacteria generally compared to private aviation travel and that private airline travel may resume to a greater degree and sooner than commercial travel, we cannot assure you of this given the uncertainty in the travel industry overall. If travel remains in a general decline for a significant period of time, we may be unable to compete with more established operators and may not be able to achieve profitability in the medium term or at all.

More broadly, business jet travel is highly correlated to the performance of the economy and an economic downturn, such as the current economic environment resulting from the coronavirus related shutdowns of most businesses, is likely to have a direct impact on the use of business jets, which may be intensified when combined with a sensitive political environment. For example, beginning in 2008 and in connection with weakened macroeconomic conditions, the corporate and executive jet aviation industry, and companies that utilize corporate jets, experienced intensified political and media scrutiny. It is likely that the current economic downturn will impact demand for private jet travel for some time even following the easing of stay-at-home protocols and business re-openings.

Any of these factors that cause the demand for private jet travel may result in delays that could reduce the attractiveness of private air charter travel versus other means of transportation, particularly for shorter distance travel, which represents our target market. Delays also frustrate passengers, affecting our reputation and potentially reducing fleet utilization and charter bookings as a result of flight cancellations and increase costs. We may experience decreased demand, as well as a loss of reputation, in the event of an accident involving one of our aircraft or an aircraft booked through our platform or any actual or alleged misuse of our platform or aircraft by customers in violation of law. Demand for our product and services may also decline due to actions that increase the cost of private air charter travel versus other forms of transportation, particularly efforts aimed at addressing climate change such as carbon tax initiatives or other actions. Any of the foregoing circumstances or events which reduced the demand for private jet charters could negatively impact our ability to establish our business and achieve profitability.

We face a high level of competition with numerous market participants having greater financial resources and operating experience than us. The private air travel industry is extraordinarily competitive. We plan to compete against private jet charter and fractional jet companies as well as business jet charter companies. All compete for passengers with a variety of pricing plans, aircraft types, blackout periods, booking terms and other products and services. Both the private jet charter companies and the business jet charter companies have numerous competitive advantages that enable them to attract customers. Our access to a smaller aircraft fleet and regional focus puts us at a competitive disadvantage, particularly with respect to our appeal to business travelers who want to travel overseas.

The fractional private jet companies and many of the business jet charter companies have access to larger fleets of aircraft and have greater financial resources, which would permit them to more effectively service customers. Due to our relatively small size, we are more susceptible to their competitive activities, which could prevent us from attaining the level of sales required to sustain profitable operations.

Recently consolidation in the industry, such as VistaJet’s acquisitions of XOJET and JetSmarter and Wheels Up’s acquisition of Delta Private Jets as well as Gama Aviation, a business jet services company, and increased consolidation in the future could further intensify the competitive environment we face. These competitive factors may make it difficult for us to establish and sustain a profitable business.

The demand for our services is subject to seasonal fluctuations. Demand for our services will fluctuate over the course of the year and is higher in the summer season and during holiday periods. During periods of higher demand, our ability to provide agreed upon levels of service to our customers may deteriorate, which could have a negative impact on our reputation and our ability to succeed.

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Our ability to sell our product or service may be adversely affected by changes in government regulation. Our business is subject to significant regulation by the FAA (Federal Aviation Administration), the TSA (Transportation Security Administration) as well as “know your customer” obligations and other laws and regulations. The laws and regulations concerning the selling of our product or services may change and if they do then the selling of our product or service may no longer be possible or profitable.

We have not launched a version of our App that would integrate client Jet Token balances held in wallets on the Network and there is a risk that we may not be able to do so or, if we do, that we will be able to establish and grow our client base. We have not yet launched a version of our App that will integrate client Jet Token balances held in wallets on the Network. We cannot assure you that we will be able to do so. If and when we do, there are no guarantees that we will attract a sufficient client base who use our booking services to charter flights. If we fail to develop and launch these more enhanced versions of our App or fail to attract a sufficient client base, we may determine to discontinue our business and you could lose all of your investment.

Our failure to attract and retain highly qualified personnel in the future could harm our business. We believe that our future success will depend in large part on our ability to retain or attract highly qualified management, technical and other personnel. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. If we are unable to retain or attract significant numbers of qualified management and other personnel, we may not be able to grow and expand our business.

Risks Related to our Business

We are an early stage company with a limited operating history. Our company was formed on June 4, 2018. Accordingly, we have a limited history upon which an investor can evaluate our performance and future prospects. The company has a short history, few customers, and limited revenue generating activity through December 31, 2021. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as we react to developments in our markets, difficulty in managing our growth and the entry of competitors into the market. We have incurred net losses to date and our financial statements do not reflect any operating revenues. We cannot assure you that we will be profitable in the foreseeable future or generate sufficient profits to pay dividends to the holders of the shares.

If we are not able to structure our Jet Token in accordance with applicable law, including federal securities laws, we may not be able to proceed with our business as planned. A significant element of our strategy is to issue and sell Jet Tokens redeemable for time on our HondaJet Elites as well as for private jet travel with third party carriers, which we expect to provide us with significant competitive advantages such as significantly reduced financial transaction costs and increased efficiencies in the delivery of air charter services. We plan to structure our Jet Token to be in compliance with applicable law, including the federal securities laws. This will require us, among other things, to structure our Jet Tokens so that they are not treated as securities for purposes of federal securities laws. If we are not able to structure our Jet Tokens as we intend, we may not be able to operate our business as planned. Specifically, we would lose the competitive advantages tokenization provides which may impair our profitability. In addition, to the extent that investors view our ability to create and sell our Jet Tokens as contributing to the value of our Company as a whole and, in particular, to the value of our Non-voting Common Stock, our failure to structure Jet Tokens in compliance with applicable laws may cause the value of the Non-voting Common Stock to decline.

Our business strategy includes creating and linking our Jet Token to the Ethereum blockchain and any problems experienced by Ethereum could damage our business and reputation. Although we intend to create and issue Jet Tokens on our Network compatible with the Ethereum blockchain, and later intend to establish one or more smart contracts on the Ethereum blockchain and act as gatekeeper for our clients and their ownership and use of our Jet Tokens, ultimately our ability to do so is dependent on the sound functioning of the Ethereum blockchain. Blockchain technology is still relatively new and there are a number of different networks that have been and likely will be established. It is uncertain which will have longevity and which may become obsolete. In addition, blockchains by design maintain each transaction in a secure “block” or ledger, which is chained together, with cryptography, to all prior transaction “blocks” involving the same digital assets. This requires a significant and ever-expanding amount of data storage and it is uncertain at this time whether there is a limit to any blockchain’s ability to maintain the integrity of this data in the long term. Blockchain technology is also founded on the principal of immutable transaction records, which, while providing strong data integrity and security, may also make it difficult for us to make adjustments in response to client concerns or problems and cause damage to our reputations and the loss of clients. In addition, there have been a number of hacking attacks targeting blockchains, in particular the “51% attack” against Ethereum Classic, i.e. a type of hack in which a person or persons gains control of a majority of the network's mining power and can defraud other users by sending them payments and then creating an alternative version of the blockchain in which the payments never happened. These events indicate that, despite the design of blockchains to create immutable transaction records, blockchains are susceptible to hacking attacks. Any disruption in, or problem with the Ethereum blockchain, hacking activity that distorts our smart contract or transaction data, or the inflexibility to address our client needs, could cause significant disruption in our operations and harm our business.

Changes in the regulatory environment governing digital assets could make it difficult or impracticable to create and sell our Jet Token which may have a material impact on our revenues or the value of the shares of Non-voting Common Stock. The regulatory environment governing digital assets, like our Jet Token is relatively new and changing rapidly. In addition to the federal securities laws discussed above, digital assets may also be subject to commodities laws, trade sanctions, and banking laws, among others. Changes to the regulatory environment affecting our business could materially impair our ability to create and sell Jet Tokens. If we are unable to create and sell our Jet Tokens, our platform may lose what potential clients view as a competitive advantage and cause our revenues to decline. In addition, to the extent that investors view our ability to create and sell our Jet Tokens as contributing to the value of our Company as a whole and, in particular, to the value of our Non-voting Common Stock, our failure to do so may cause the value of the Non-voting Common Stock to decline.

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If we cannot finance our aircraft or generate sufficient funds to make payments on this financing, we may not succeed. As is customary in the aviation industry, we are reliant on external financing for the acquisition of our aircraft and are likely to need additional financing in the future in order to grow our fleet. We have acquired two HondaJets under leasing arrangements described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If we are unable to generate sufficient revenue or other funding to make payments on these lease arrangements, the lessor may take back the aircraft from us, which would have a material adverse affect on our business and reputation. Furthermore, If we do not have access to external financing for future aircraft, for whatever reason, including reasons relating to our business or prospects or the broader economy, we may not be in a position to grow and/or survive. If we manage to raise only a minimum amount of financing, we will have to find other sources of funding for future aircraft acquisitions.

We may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment. We anticipate needing access to credit in order to support our working capital requirements as we grow. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If we cannot obtain credit when we need it, we may issue debt or equity securities to raise funds, modify our growth plans, or take some other action. Interest on debt securities could increase costs and negatively impact operating results and convertible debt securities could result in diluting your interest in the company. Issuance of preferred stock, in addition to diluting your interests in the company, may be done on terms more advantageous to those investors than to the holders of shares of Non-voting Common Stock. If we are unable to find additional capital on favorable terms, then it is possible that we will choose to cease our sales activity. In that case, the only asset remaining to generate a return on your investment could be our intellectual property. Even if we are not forced to cease our sales activity, the unavailability of capital could result in our performing below expectations, which could adversely impact the value of your investment.

We are dependent on our information systems which may be vulnerable to cyber-attacks or other events. Our operations are dependent on our information systems and the information collected, processed, stored, and handled by these systems. We rely heavily on our computer systems to manage our client account balances, booking, pricing, processing and other processes. We receive, retain and transmit certain confidential information, including personally identifiable information that our clients provide to us. In addition, for these operations, we depend in part on the secure transmission of confidential information over public networks to charter operators. Our information systems are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber-attacks, vandalism, catastrophic events and human error. More specifically, our clients will maintain wallets on our platform representing the value of their investment in Jet Tokens and, if issued, the ownership of those Jet Tokens. If our platform is hacked, these funds could be at risk of being stolen which would damage our reputation and likely our business. Any significant disruption or cyber-attacks on our information systems, particularly those involving confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory or legal actions and impair our ability to operate our business and our financial results.

The prices of blockchain currencies that we accept as payment are extremely volatile. Fluctuations in the price of blockchain currencies and digital assets generally could materially and adversely affect our business. We accept blockchain currencies, like Bitcoin, as payment and the market value of these blockchain currencies is highly volatile. Though we promptly exchange blockchain currencies for fiat currencies to limit direct exposure to this volatility, we believe our services have a competitive advantage due to our acceptance of blockchain currencies as payment vis-a-vis our competitors. To the extent that this high level of volatility decreases the general use of blockchain currencies, we may lose this competitive advantage and our results may suffer. Furthermore, a decrease in the price of a single blockchain asset may cause volatility in the entire blockchain asset industry and may affect other blockchain assets including our Jet Tokens. For example, a security breach that affects investor or user confidence in Bitcoin, or Ethereum may also cause the demand for our Jet Tokens, if issued, to diminish in value.

Our business and reputation rely on, and will continue to rely on, third parties. We have relied on a third-party app developer to develop the initial versions of our App and we may continue to rely on third parties for future development of our App. We also expect to rely heavily on Cirrus to maintain and operate our leased aircraft for charter services and we will rely on third party operators when our clients book flights through our platform with those operators. The failure of these third parties to perform these roles properly may result in damage to our reputation, loss of clients, potential litigation and other costs. We may also experience delays, defects, errors, or other problems with their work that could have an adverse effect on our results and our ability to achieve profitability.

We may be unable to adequately protect our intellectual property interests or may be found infringing on intellectual property interests of others. We use a combination of trademarks, domain names and other measures to protect our intellectual property. We believe that our trademarks and domain names play an important role in protecting our brand name and marketing of our services. We have registered our trademarks and domain names that we currently use in the United States. We may be subject to claims by other parties asserting interests in such trademarks and domain names or infringement of their intellectual property rights. In addition, our business is subject to the risk of third parties infringing our trademarks. We may not always be successful in securing protection for, or stopping infringements of, our trademarks and we may need to resort to litigation in the future to enforce our rights in this regard. Any such litigation could result in significant costs and a diversion of resources. We may not have the funds to adequately protect our intellectual property rights, which may undermine the credibility of our intellectual property, reducing our ability to enter into sub-licenses and weakening our attempts to prevent competitors from entering the market.

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We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

Risks Related to the Securities and the Offering

Any valuation at this stage is difficult to assess. The valuation for the offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

Shares of Non-voting Common Stock only convert into voting Common Stock in limited circumstances, which may not occur, and investors should be prepared to hold shares of Non-voting Common Stock indefinitely. Shares of Non-voting Common Stock convert automatically and solely upon the closing of an initial public offering of voting Common Stock or the merger of the company into another entity. We cannot assure you that either of these events will occur and as a result, investors should expect to hold shares of Non-voting Common Stock indefinitely.

Investors will be minority holders of Non-voting Common Stock and we have issued Preferred Stock that has greater rights and preferences than shares of Common Stock. The shares of Non-voting Common Stock are non-voting and voting control is in the hands of our Founder and Executive Chairman. Therefore, investors in this offering will have a limited ability to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Holders of Series Seed Preferred Stock, in addition to having voting rights on an as converted basis with our voting Common Stock, have veto rights over some corporate actions that holders of Non-voting Common Stock do not have. Furthermore, in the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid and after payment to the holders of our Series Seed Preferred Stock and our Series CF Preferred Stock.

This offering involves "rolling closings," which may mean that earlier investors may not have the benefit of information that later investors have. We may request that StartEngine Primary instruct the escrow agent to disburse offering funds to us at any time. At that point, investors whose subscription agreements have been accepted will become our stockholders. In light of our early stage of development, our business is likely to change significantly during the offering period. We will file supplements to our Offering Circular reflecting material changes and investors whose subscriptions have not yet been accepted will have the benefit of that additional information. These investors may withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our stockholders and will have no such right.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer.

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The value of your investment may be diluted if the company issues additional options or restricted stock units. The company has options and restricted stock units exercisable for Non-voting Common Stock and options exercisable for voting Common Stock outstanding under its 2018 Stock Plan and its 2021 Stock Plan.. The company may increase the number of shares reserved for issuance under the 2021 Stock Plan. The issuance of additional option or stock grants under the plan or other stock-based incentive program may dilute the value of your holdings. The company views stock-based incentive compensation as an important competitive tool, particularly in attracting both managerial and technological talent.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor.  In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of New York, other than those arising under federal securities laws. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares of Non-voting Common Stock with the effective cash price paid by existing stockholders. The table presents shares and pricing as issued and reflects all transactions since inception. The share numbers and amounts in this table assume conversion of all outstanding options into shares of Common Stock at their exercise price. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of May 31, 2022.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Exercise (7)
Common Stock (1)	2018	85,000,000		85,000,000	$0.0000001

Non-voting Common Stock (2)	2020	32,942,282		32,613,778	$0.30

Outstanding Common Stock Options (3)	2019-2020		25,000,000	25,000,000	$0.25

Outstanding Non-voting Common Stock Options (3)	2021		1,000,000	1,000,000	$0.30

Outstanding Non-voting Common Stock Options (3)	2021-2022		40,823,357	40,823,357	0.75

Outstanding Non-voting Common Stock RSUs (3)	2020		4,813,333	4,813,333	0.00

Warrants (4)	2020		1,666,667	1,666,667	0.30

Series Seed Preferred Stock	2018		983,333	983,333	$0.03

Series CF Preferred Stock (5)	2019		18,826,385	18,826,385	$0.06

Total Common Stock Equivalents		117,613,778	93,113,075	210,726,853	$0.23

Investors in this offering, assuming the maximum amount is raised by us (2) (6)		29,173,333		29,173,333	$0.75

Total after inclusion of this offering		146,787,111	93,113,075	239,900,186	$0.29

(1)	Common Stock was issued for $0.0000001/share at inception and is entitled to one vote per share.
(2)	Based on original issue price without deduction for broker compensation and other offering costs. Does not include shares issued to date in this offering, which have been included instead in “Investors in this offering, assuming the maximum amount is raised by us.”
(3)	Assumes conversion at the weighted average exercise price of outstanding options to purchase voting Common Stock and at the exercise price of outstanding options to purchase Non-voting Common Stock. In the case of shares of Non-voting Common Stock issuable upon vesting of the RSU, the number of shares assumes that the price per share at the time of vesting equals $0.75
(4)	Assumes conversion at exercise price of outstanding warrants to purchase Non-voting Common Stock.
(5)	The Company issued 1,000,000 shares of its non-voting Series CF Preferred Stock to an individual in partial payment for marketing services he performed for us, which we valued those at $60,000, or $0.06 per share.
(6)	Does not include shares of Non-voting Common Stock underlying the warrants to be issued to StartEngine Primary in connection with this offering. The warrants will have an exercise price of $0.75. See “Plan of Distribution and Selling Securityholders.”

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2022 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of shares of Common Stock underlying convertible notes that the company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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USE OF PROCEEDS

We estimate that, at a per share price of $0.75, the net proceeds from the sale by us of the 29,173,333 shares in this offering will be approximately $18,891,900, after deducting the estimated offering expenses of approximately $2,988,100. We will not receive any proceeds from the sale of shares by the selling stockholder.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds

Shares Sold	7,293,333	14,586,667	21,880,000	29,173,333

Gross Proceeds	$5,470,000	$10,940,000	$16,410,000	$21,880,000

Offering Expenses

StartEngine Fees (1)	$515,915	$1,031,830	$1,547,745	$2,063,660

Escrow Agent and Related Fees	164,100	328,200	562,500	750,000

Legal and Accounting	77,000	77,000	77,000	77,000

Publishing/EDGAR	5,000	5,000	5,000	5,000

Blue Sky Compliance	12,000	12,000	12,000	12,000

Total Offering Expenses	$774,015	$1,454,030	$2,204,245	$2,907,660

Amount of Offering Proceeds Available for Use	$4,695,985	$9,485,970	$14,205,755	$18,972,340

Estimated Expenditures

Marketing and Advertising	$1,094,000	$2,188,000	$3,282,000	$4,376,000

Fleet Acquisition and Software Development	1,367,500	2,735,000	4,102,500	5,470,000

Administrative and Corporate Expenses	1,641,000	3,282,000	4,923,000	6,564,000

Total Expenditures	$4,102,500	$8,205,000	$12,307,500	$16,410,000

Working Capital Reserves	$593,485	$1,280,970	$1,898,255	$2,562,340

(1)	Includes estimated credit card processing fees payable by us as discussed under “Plan of Distribution and Selling Securityholders.” Excludes a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine. Any unused portion of this fee not actually incurred by StartEngine will be returned to the Company. Does not include the value associated with the warrants to purchase shares of Non-voting Common Stock to be issued to StartEngine Primary in connection with this offering. The warrants have an exercise price of $0.75 per share of Non-voting Common Stock.

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering.

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

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THE COMPANY’S BUSINESS

Overview

Our business strategy combines concepts from fractional jet membership programs with lessons learned from building blockchains and their communities. We believe the tokenization of flight hours and fractional membership programs offers the possibility of reduced transaction costs and, through the evolution of a marketplace, higher industry fleet utilization. Our purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed our company on June 4, 2018. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as on our own aircraft. In July 2021, we leased a HondaJet under a short-term lease arrangement, terminated in February 2022, to accelerate our aircraft operations and sales of jet card memberships. We have acquired two HondaJet Elite under our 2020 Purchase Agreement with Honda Aircraft Company, discussed under “– Our Aircraft” below, one of which has been sold as discussed below, with two additional aircraft expected to be delivered in 2022. Great Western Air, LLC (DBA Cirrus Aviation Services, LLC) (“Cirrus”) is managing, operating, and maintaining our aircraft and has a growing team of pilots that have been specially trained on the HondaJet at the Flight Safety facility on the Honda Aircraft Company campus in Greensboro, NC.

We offer the following programs for our HondaJet Elites:

•	Fractional ownership program: This program provides potential owners the ability to purchase a share in a jet at a fraction of the cost of acquiring an entire aircraft. Each 1/5 share guarantees 75 occupied hours of usage per year with 24 hours of notice. The fractional ownership program consists of an initial up-front fee, a monthly fee, and a fixed hourly rate on the jet.

•	Jet card program: A membership in our jet card program generally includes 25 or 50 occupied hours of guaranteed usage per year with 24 hours of notice. Members generally pay 100% upfront and then may fly for a fixed hourly rate over the next twelve months.

In addition to servicing members, fractional owners and third-party charter clients, our HondaJets are available to address unexpected cancellations or delays on brokered charters. Unlike most of our brokerage competitors, as well as many business jet management companies which require owner approval before their aircraft can be used for third party charter, we believe maintaining a fleet of readily available aircraft to back fill third party charter services provides more reliability and is an attractive selling point for potential clients.

In 2022, we entered into agreements with Cirrus under which we will sell jet cards for Cirrus’s aircraft, for a commission for sales and client management services, and we will make Cirrus’s aircraft available to our customers for charter bookings at preferred rates and with certain service guarantees. As a result, our jet card members and charter customers have access to sixteen of Cirrus’s aircraft in the light, mid, super-mid, heavy, and ultra-long-range categories, comprising the following aircraft: CJ3+, Lear 45XR, Citation XLS+, Lear 60, Hawker 900XP, Challenger 300, Challenger 604, Falcon 900EX, Challenger 850, Gulfstream V and Gulfstream G550.

Our booking platform displays a variety of options across private aircraft types in addition to the pricing of our own aircraft, with a range of prices drawn from a list of thousands of aircraft for hire. We intend to offer instant booking in the future and today already offer users the ability to request a jet and simultaneously task us with seeking a lower-cost alternative. Our App is directly connected via API to Avinode, the major centralized database in private aviation. Through Avinode we can electronically and automatically correspond with operators of private jets who have posted their aircraft for hire. We currently accept both cash and blockchain currency, which our payment processor promptly converts to fiat currency prior to confirming a booking.

Strategy

We expect to further develop our App and are currently working on direct fleet access through our App for jet card members and fractional owners and instant booking functionality. We also expect to focus on the integration of a closed Ethereum based blockchain network (the “Network”), enabling clients to access the Jet Tokens in their digital wallets maintained on our Network until clients redeem their Jet Tokens for travel.

We ultimately intend to issue and sell Jet Tokens on our closed blockchain Network that would be redeemable for time on our aircraft as well as for private jet travel and ancillary services with third party carriers. We are currently developing and testing our Jet Tokens and formalizing the rules of their use on our platform. Digital assets such as our proposed Jet Token, depending on their structure and rules of use, may be considered a security and the issuance and sale may be subject to registration under the Securities Act. We plan to structure our Jet Token to be in compliance with applicable law, including the federal securities laws. Specifically, we intend to structure Jet Tokens in such a way that they are not treated as securities.

We envision a time in which a client purchases from us a jet hour card using cash or blockchain currency and in return receives Jet Tokens redeemable for travel, or maintains funds in a wallet on our platform for purchase of travel, on our fleet, with third party jet operators or on commercial airlines. Through our App the client would seamlessly access their Jet Token balance in their Wallet on the Network; Jet Tokens would be one payment option on the App alongside fiat currency, bitcoin and other blockchain currencies. We also envision a time when our App offers an integrated marketplace for private jet and commercial jet travel (arrivals, departures, aircraft description, aircraft photos, taxes, prices) that has the potential to offer improved access to services for aircraft operators and travelers. We believe aircraft operators would achieve higher revenue per seat mile by filling an otherwise empty plane, and travelers would achieve access to on-demand travel at a lower average cost because of greater market transparency and improved price discovery.

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We believe our strategy of combining, in our searchable instant booking platform, availability of private jet carriers, commercial airline flights and private jet owners underutilized flight time increases the efficiency and optimizes the cost to our clients of getting from point A to point B on their own terms.

Sales and Marketing

We hired Brenda Paauwe-Navori, a member of our Board of Advisors, to lead the effort in selling fractional interests in our HondaJets. Our marketing effort combine lessons learned from our online and national television campaigns, respectively, with Ms. Paauwe-Navori’s direct relationships and knowledge of select channels that reach existing private travelers and corporate flight departments.

Our marketing and advertising efforts are focused on high net worth individuals and corporate flight departments. We have observed that many first-time private flyers have come to market beginning in 2020 in an effort to avoid commercial travel and thereby curtail their prospective exposure to COVID-19. We intend to continue to expand our marketing and advertising through the following channels: online marketing, television advertising and event marketing. Paid social media and search engine advertising will drive our online marketing. We have launched 15 and 30 second advertising spots that are targeted at high-net-worth individuals and corporate executives through a number of channels, including CNBC, Fox Business, and The Golf Channel, as well as online through Facebook and Linked-In. We intend to expand those efforts that meet our internal return targets going forward and to cut those that do not. Jet Token Inc. and Honda Aircraft Company, LLC announced that they will collaborate in marketing efforts to create joint promotion for the HondaJet Elite and the Jet Token brand. For example, Honda Aircraft Company, LLC has agreed that in certain permitted instances we may use the tag line “DISTINCTIVELY HONDAJET” and a related logo in connection with promoting our business. With respect to event marketing we intend to have a presence at both blockchain and business jet industry gatherings.

Market Opportunity

Over the past 30 years, the market for private jet travel has transformed significantly. First the model of full aircraft ownership transformed into fractional ownership with companies such as NetJets and FlexJet. This was followed by operators offering jet cards and on-demand service through their fleet of aircraft. The latest iteration of private jet travel provides even more flexibility by providing an on-demand service to travelers while leveraging the flight availability of one or more third party carriers. The result of this transformation is a highly segmented industry with numerous market participants offering varying levels of ownership.

According to National Business Aviation Association, the business jet industry contributes $150 billion dollars per year to the US economy. In 2021, there were 14,488 business jets in the US fleet that generated 4.4 million flight hours per year, and roughly 2,800 of the 14,488 total business jets in the United States were available to charter. Numerous charter brokers and centralized databases each attempt to improve the allocation of that capacity in return for a fee.

Business jet charter operators (those operating under a Part 135 license from the Federal Aviation Administration) logged over a million landings in the US during 2021 according to ARGUS International, Inc., a leading providers of aviation services, including statistical data and ratings. The average flight lasts 1.5 hours with 2-3 passengers, and we estimate the average cost to operate a US business jet at $5,500 per hour. Most charters include the cost of the empty return leg so a 1.5-hour trip typically translates to 3 hours of billed time, or approximately $16,500. As a result, one million landings per year at $8,250 per landing ($16,500 round trip) equals $8.25 billion of revenues in charter landings alone. That's approximately 2,740 charter landings per day at any one of 5,000 private airports or 500 commercial airports.

While in 2020 the pandemic had a significant negative impact on hours flown by business jets, 2021 results have exceeded pre-pandemic levels. According to the FAA Business Jet Report: April 2022 Issue, domestic business jet hours flown were:

•	2017: 3.79 million hours (+3.45% compared to the prior year),
•	2018: 3.82 million hours (+0.79% compared to the prior year),
•	2019: 3.84 million hours (+0.32% compared to the prior year),
•	2020: 3.03 million hours (-20.94% compared to the prior year) and
•	2021: 4.42 million hours (+45.76% compared to the prior year).

Domestic hours flown intra-year in 2020 rebounded strongly, but not by enough to offset a pandemic related cessation of air travel earlier in the year. Notably, the growth in hours flown comparing 2021 to 2019 (i.e. a pre-pandemic base year) is 15.1%.

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Furthermore, for the business jets that do not fly charter, we believe many private plane owners do not seek FAA certification and special insurance to permit third parties to pay to fly on their planes partly because there is no practical way to source and process vetted, willing, passengers. These owners are permitted under FAA rules to offset only their cost by allowing others to use their aircraft. There is currently no electronic marketplace geared toward aircraft owners seeking systematic recruitment of unrelated “at cost” passengers with an eye toward defraying the expense of jet ownership and operation.

We believe that by combining the private jet on-demand model with commercial airline flight availability and prospectively the underutilized flight hours of private jet operators, our company will be positioned to provide optimum flexibility and cost efficiency for our clients. Moreover, we believe that the Jet Tokens, operating on an Ethereum compatible blockchain network (discussed below), will offer a superior and lower cost allocation mechanism of resources in private jet services.

The Blockchain Technology

We plan to create a closed blockchain based on the Ethereum network to facilitate charter bookings and payments through the mechanism of Jet Tokens, if issued. The payment mechanism with Jet Tokens, if issued, involves the use of an ERC-20 compatible wallet address on our private Ethereum blockchain. The wallet would be accessible via our App and users would be able to view their Jet Token balance and to choose to select some or all of that balance as a means of payment. For example, upon processing fiat or blockchain currency payment for a new 25 hour jet card member, we would deposit Jet Tokens into the wallet of that member corresponding to 25 hours of travel on our fleet. Via the App, the member would then book travel, either on our fleet or on third party aircraft, and redeem Jet Tokens to pay for such travel.

The payment mechanism without tokens involves the use of white label solutions from two nationally recognized payment processors. One processor is dedicated to accepting various forms of virtual currency and the other is dedicated to accepting fiat payment through such payment methods as ACH, wire transfer, credit card, Apple Pay and many other domestic and international payment processors.

If issued, Jet Tokens will be issued electronically on the ERC20 standard consisting of software code and managed by us through our private Ethereum-based blockchain Network. ERC-20 defines a common list of rules for Ethereum tokens to follow within the larger Ethereum ecosystem, allowing developers to accurately predict interaction between tokens. These rules include how the tokens are transferred between addresses and how data within each token is accessed. Transactions on this network are automatically updated and recorded in an open and distributed ledger known as the Ethereum Blockchain. This means that there is no single entity governing content or prices of goods and services that may be purchased or sold.

The advantages of utilizing blockchain technology for air charter services payment settlement include a significant reduction in financial transaction costs that financial institutions charge in payment settlement for air charter services. For example, private blockchain transaction costs are set at the discretion of the owner of the chain and may be as low as a fraction of a cent, representing minimal costs of electricity and processing power. In comparison, credit card fees may range between 1% and 4% of the transaction value, which can be significant in absolute dollar terms given the high level of expense associated with some private jet charters. Financial institutions may also charge significant wire transfer fees and, in the case of international wire transactions in U.S. or non-U.S. currency, correspondence bank charges and bank-imposed exchange rates are typically built in to produce an additional profit margin for the financial institution, further increasing transaction expenses.

Transferring funds, or if created and sold Jet Tokens, using blockchain technology may significantly increase efficiencies in the delivery of air charter services. For example, use of blockchain technology will enable us to deliver service in exchange for payment or, if issued, upon redemption of Jet Tokens, on evenings, weekends and holidays when banks are closed. We anticipate that we will also be able to deliver services on a same day basis against payment. This travel may not have otherwise taken place, for want of payment technology. Other forms of payment may not clear on the same day or could be delayed if exceeding a client’s credit card limit. International wires can take from one to four business days to clear as they must often transit from a foreign bank, through a domestic correspondent bank and then finally to a domestic recipient bank. These improved efficiencies and rapid settlement of large transactions that are typical in the air charter services industry may in turn allow for faster booking confirmation of air charter flights, particularly on weekends and holidays coincident with periods of peak travel demand.

Our platform is currently directly connected via API to Avinode, the major centralized database in private aviation. Through Avinode we electronically and automatically correspond with operators of private jets who have already posted their aircraft for hire. We depend on the cooperation and collaboration of third-party air charter services in that we would expect their timely reply to inbound charter pricing requests, and their willingness to confirm bookings and accept payments from us. We currently expect to engage with them as middle-men, selling access to their aircraft. Most third-party air charter service providers already contribute substantial data on their aircraft and aircraft availability to Avinode. Generally, these third-party air charter service providers provide updated information on a daily basis and we do not expect them to deviate from their current business practices in their cooperation / collaboration with us. We intend to pay third party air charter service providers (and airlines) on a timely basis and in fiat currency.

If we create and issue Jet Token, customers would be able through our App to redeem Jet Tokens for flight time on our fleet, for a third-party jet operator or for commercial airline travel. These Jet Tokens would be held in custody in the client’s wallet. The wallet would be integrated with the App and would enable direct booking and payment. The customer may transfer their Jet Tokens to another customer but that customer would also be required to maintain their Jet Tokens in a wallet on our platform. We would burn (i.e., remove from circulation) any Jet Tokens that have been redeemed. We currently contemplate that, through our private, Ethereum-based, blockchain Network, we know the identity of each App user and restrict transfer of our ERC-20 compatible tokens to wallets accessible via the App.

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Today we have a smart contract on the Ethereum network running for demonstration purposes (PPJC). Our founder, Mike Winston, together with a developer, successfully executed a separate blockchain project.

Our Aircraft

We have entered into a Purchase Agreement with Honda Aircraft Company for a multi-aircraft deal for the HondaJet HA-420 aircraft (the “HondaJet Elites”). Per the agreement, we have acquired two jets and expect to take delivery of an additional two jets during 2022. We have and intend to continue to finance the purchase of these aircraft through a lease arrangement for each as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. In June 2022, we received an unsolicited offer for the purchase of a HondaJet Elite and, after internal financial and legal review, determined that the sale of the aircraft would offer a net benefit to our stakeholders.

HondaJet Elite aircraft are ideally suited for trips under 3 hours carrying 2-4 passengers plus two pilots. We believe the HondaJet Elite is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room (including an enclosed lavatory). The wing mounted engines allow for a tranquil, spacious interior. Engines on the wings mean less weight on the tail and more room in the cabin.

We currently base the fleet in Las Vegas, NV, a top ten private jet destination and may relocate the fleet based on seasonal travel patterns and the travel patterns of our membership. We also enable customers to offset the carbon footprint of their travel through a relationship with Terrapass, a leading provider of third party verified carbon offset programs.

We estimate that thirty calendar days per year (holidays, major sporting events etc.) it's difficult, if not impossible, to fly private without the guaranteed access provided by a jet membership program such as ours. The ability to safely offer guaranteed capacity, on demand, is one of the most important features one can deliver in private aviation. Also, our aircraft give us the ability to attract online visitors with dynamically priced offers.

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We have also entered into an Executive Aircraft Management and Charter Services Agreement with Cirrus pursuant to which Cirrus has agreed to provide for the management, operation, and maintenance of our aircraft. Cirrus Aviation Services has a growing team of pilots that have been trained on our aircraft at the Flight Safety facility on the Honda Aircraft Company campus in Greensboro, NC.

Cirrus is the largest private jet charter company based in Las Vegas. The Cirrus team has been managing and operating aircraft – commercially and privately – for more than 40 years. In addition, Cirrus is:

•	FAA Eligible On-Demand Approved
•	ARG/US Platinum Rated
•	Wyvern Recommended

Cirrus maintains, services and operates our HondaJets on our behalf and in compliance with all applicable FAA regulations and certification requirements. Cirrus has the capability to provide substitute aircraft at competitive rates in periods of excess demand for our HondaJet Elites.

Competition

The private air travel industry is extraordinarily competitive. We will compete against private jet charter and fractional jet companies. Established private jet brokerage and fractional companies include but are not limited to, NetJets, FlexJet, VistaGlobal (including JetSmarter powered by XO), SentientJet, WheelsUp, JetSuite, Flight Options, Nicholas Air, Jet Alliance, Executive Air Share, Plane Sense, One Sky Jets, StarJets, Jet Aviation, JetIt, Volato and Luxury Aircraft Solutions. All compete for passengers with a variety of pricing plans, aircraft types, blackout periods, booking terms, flyer programs and other products and services, including seating, food, entertainment and other on-board amenities.

Both the private jet charter companies and the legacy airlines and low-cost carriers have numerous competitive advantages that enable them to attract both business and leisure travelers. Our competitors may have corporate travel contracts that direct large numbers of employees to fly with a preferred carrier. The enormous route networks operated by our competitors, combined with their marketing and partnership relationships with regional airlines and international alliance partner carriers, allow them to generate increased passenger traffic from domestic and international cities. Our access to smaller aircraft fleet networks and lack of connecting traffic and marketing alliances puts us at a competitive disadvantage, particularly with respect to our appeal to higher-fare business travelers.

The fractional private jet companies and the legacy airlines and low-cost carriers each operate larger fleets of aircraft and have greater financial resources, which would permit them to add service in response to our entry into new markets. Due to our relatively small size, we are more susceptible to a fare wars or other competitive activities, which could prevent us from attaining the level of traffic or maintaining the level of sales required to sustain profitable operations.

In 2018 and 2019, respectively, VistaJet acquired XOJET and JetSmarter, combining its heavy jet subscription-based service targeting multinational corporations and ultra-high net worth individuals with XOJET’s super-midsize jet on demand service and JetSmarter’s digital booking platform for business aviation. In addition, during 2020, Wheels Up acquired Delta Private Jets as well as Gama Aviation, a business jet services company and in 2021 Vista Jet acquired a number of smaller players as well as Apollo Jets. Increased consolidation in our industry could further intensify the competitive environment we face.

Intellectual Property

We have filed an application to register our brand name, Jet Token, and our logo, with the United States Patent and Trademark Office.  We have also purchased our domain name, jettoken.com and operate our website under that domain.  We are the sole owner of the copyrights in and to the software code underlying our App.

Employees

In light of our early stage of development, we have 5 full-time employees, our Executive Chairman, our Chief Executive Officer and President, a Vice President, a Sales Director and a marketing staff person. In addition, we engaged Brenda Paauwe-Navori, a member of our Board of Advisors, as a consultant to serve as Head of Sales, and have also engaged a technology project manager and a software developer, respectively.

Regulation

Know your Customer / Anti-money Laundering Regulations

Each person or entity that establishes a wallet on our platform and purchases Jet Tokens will be subject to identity screening and background checks in compliance with Transportation Security Administration (“TSA”) regulations (discussed below) and federal law regarding anti-money laundering and know your customers (“AML/KYC”) obligations. Jet Tokens may only be redeemed by our clients who have a wallet on our platform and are subject to these identity screening requirements. To establish a wallet on our platform for the purchase of Jet Tokens, all users must agree to the representations, terms and conditions regarding disclosure of their identity. In addition, prior to redemption and use of the Jet Tokens, all transferees of Jet Tokens must be approved members of our platform which is only possible after going through our application process, including stringent AML/KYC background checks and TSA anti-terrorism watch list checks.

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Regulations Applicable to the Ownership and Operation of Our Aircraft

Once we have leased our aircraft, Cirrus, which will maintain and manage our aircraft, is subject to a high degree of regulation that affects our business, including regulations governing aviation activity, safety standards and environmental standards.

U.S. Department of Transportation (“DOT”)

The DOT primarily regulates economic issues affecting air transportation such as the air carrier’s financial and management fitness, insurance, consumer protection and competitive practices. The DOT has the authority to investigate and bring proceedings to enforce its regulations and may assess civil penalties, revoke operating authority and seek criminal sanctions. Our operating as an air charter carrier is regulated and certificated by the DOT. The DOT authorizes the carrier to engage in on-demand air transportation within the United States, its territories and possessions. The DOT can suspend or revoke that authority for cause, essentially stopping all operations.

Federal Aviation Administration (“FAA”)

The FAA primarily regulates flight operations, in particular matters affecting air safety, such as airworthiness requirements for aircraft and pilot, mechanic, dispatcher and flight attendant certification. The FAA regulates:

•	aircraft and associated equipment (and all aircraft are subject to ongoing airworthiness standards),

•	maintenance and repair facility certification

•	certification and regulation of pilots and cabin crew, and

•	management of airspace.

In order to engage in air transportation for hire, each air carrier is required to obtain an FAA operating certificate authorizing the airline to operate using specified equipment in specified types of air service. In the case of our leased aircraft, it is a Part 135 license. The FAA has the authority to modify, suspend temporarily or revoke permanently the authority to provide air transportation for failure to comply with FAA regulations. The FAA can assess civil penalties for such failures or institute proceedings for the imposition and collection of monetary fines for the violation of certain FAA regulations. The FAA can revoke authority to provide air transportation on an emergency basis, without notice and hearing, where significant safety issues are involved. The FAA monitors compliance with maintenance, flight operations and safety regulations, maintains onsite representatives and performs inspections of a carrier’s aircraft, employees and records.

The FAA also has the authority to issue maintenance/airworthiness directives and other mandatory orders relating to aircraft and engines, fire retardant and smoke detection devices, collision and windshear avoidance systems, navigational equipment, noise abatement and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future. FAA enforcement authority over aircraft includes the power to ground aircraft or limit their usage.

Transportation Security Administration

The TSA is responsible for oversight of passenger and baggage screening, cargo security measures, airport security, assessment and distribution of intelligence and security research and development. Air carriers are subject to TSA mandates and oversight in connection with screening passenger identities and screening baggage. TSA regulations governing passenger identification, which we will apply at the time of Jet Token purchase as well as at the time of travel, requires all passengers to provide identification using a valid verifying identity document. In addition, all passengers must provide their full name, date of birth, and gender, which is screened against the travel ban watch list in effect at the time of initial screening and at the time of travel.

All air carriers are also subject to certain provisions of the Communications Act of 1934 because of their extensive use of radio and other communication facilities and are required to obtain an aeronautical radio license from the Federal Communications Commission, or the FCC.

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THE COMPANY’S PROPERTY

We lease space for our corporate headquarters, consisting of our office space and the use of shared conference facilities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2021.

Overview

We intend to combine concepts from fractional jet membership programs with lessons learned from building blockchain currencies. We believe the tokenization of flight hours and fractional membership programs offers the possibility of reduced transaction costs and, through the evolution of a marketplace, higher industry fleet utilization. We believe our purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

Our company was formed on June 4, 2018 (“Inception”) and we have limited operating history and revenue generating activity through December 31, 2021. During the next twelve months, we intend to fund our operations with operating revenue and with capital raised from our current and prior equity offering under Regulation A and additional equity financing. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that we will be able to raise capital on terms acceptable to us.  If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the near-term scope of our planned development and operations, which could delay implementation of our business plan.

Results of Operations

Year Ended December 31, 2021 and December 31, 2020

	For the year ended December 31,
	2021	2020
Revenues	$1,112,195	$4,783
Cost of revenues	1,383,100	–
Gross profit (loss)	(270,905)	4,783

Operating Expenses:
General and administrative (including stock-based compensation of $12,690,373 and $682,746, respectively)	14,879,597	2,103,818
Sales and marketing	704,724	444,885
Research and development	117,391	17,353
Total Operating Expenses	15,701,712	2,566,056

Operating Loss	(15,972,617)	(2,561,273)

Other (income) expense
Other income	(207,368)	–
Total other (income) expense	(207,368)	–

Loss before provision for income tax	(15,765,249)	(2,561,273)

Provision for income taxes	–	1,867

Net Loss	$(15,765,249)	$(2,563,140)

We generate revenue from three primary sources: a fractional ownership program, a jet card program, and charters through our App. Under our fractional ownership program, a customer can purchase an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of an initial buy-in or upfront fee and a fixed hourly rate for flight hours. Our jet card program provides the customer with a preset number of hours of guaranteed private jet access at a fixed hourly rate over the agreement term (generally a year), typically paid 100% upfront. We also receive commission-based revenue for sales of jet card on behalf of Cirrus. We recognize revenue from sales of our jet cards and fractional ownerships and from commissions on charters upon transfer of control of our promised services, which generally occurs upon the flight hours being used or, in the case of unused hours under the fractional jet and jet card programs, at the end of the contract term. We recognize revenue from the sales of Cirrus jet cards upon payment by the program member.

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We began recording revenue in September 2020 reflecting services and brokerage fees related to charter bookings through our App. In July 2021, we leased a HondaJet under a short-term lease arrangement, terminated in February 2022, and acquired our first HondaJet Elite in November 2021, incurring operating expenses related to the lease of our aircraft and payments to Cirrus for the management of our aircraft. In 2021, we booked $645,996 in revenue related to our charter bookings. We also sold 125 prepaid flight hours in 2021 under our jet card program, recording $618,750 of revenue for hours flown and $436,331 of deferred revenue related to prepaid flight hours for which the related travel had not yet occurred. We recorded higher costs of revenues that revenues in 2021 primarily as a result of carrying approximately seven months of costs for pilots trained for our aircraft prior to leasing an aircraft in July and initial sales of pre-paid flight hours. During the first four months of 2022, we have sold 295 prepaid flight hours, representing approximately $1.6 million of unearned revenue, which will only be booked as revenue once the flight hours have been used or forfeited, as discussed above.

We recorded a net loss of approximately 15.8 million in 2021, primarily reflecting an increase in stock-based compensation resulting from the vesting of options, non-cash expenses, from approximately $683,000 in 2020 to approximately 12.7 million in 2021, as well as the ramp up of costs and expenses prior to our lease of an aircraft in July 2021. Our other operating expenses increased in 2021 primarily as a result of an increase of approximately $767,000 in general and administrative expenses relating to increased wages related to two new hires focused primarily on sales and marketing, commissions payable on jet card sales and higher professional services. In addition, sales and marketing expenses, which relate primarily to promoting our company and its programs, increased by approximately $260,000 in 2021. We also incurred research and development expenses in 2021 and 2020 for the development of our App.

Liquidity and Capital Resources.

As of December 31, 2021, our cash and equivalents were approximately $643,000, including approximately $500,000 of restricted cash under our aircraft leasing arrangements described below. This compares to approximately $2.2 million as of December 31, 2020, with the decrease reflecting primarily the increase of approximately $1.0 in net cash used to fund our operating activities. It also reflects our having received a higher level of net offering proceeds from our 2020 Regulation A offering of Non-voting Common Stock, which launched in February 2020 and terminated in December 2020, compared to net proceeds from this offering, which launched in June 2021. Our cash utilization rate has increased from $65,000 per month at the end of 2020 to $130,000 per month at the end of 2021, reflecting the additional costs associated two new full-time sales employees to support the delivery of our first aircraft from Honda Aircraft Company in 2021. The private jet industry is experiencing a period of strong demand such that our largest competitors have had to suspend sales entirely for periods of time, and have only then been able to offer wait-list participation in their jet card and fractional ownership programs.

To date, we have funded our operations primarily through the issuance of equity securities, aircraft leasing arrangements and, to a lesser extent, loans and advances from our Executive Chairman. In February 2020, we commenced an offering under Regulation A for a maximum offering amount of $10,000,000, which terminated on December 31, 2020. We issued 32,942,282 shares of Non-voting Common Stock in this offering representing approximately $9.9 million in gross proceeds. In June 2021, we commenced this offering under Regulation A under which we are offering up to 29,173,333 share of Non-voting Common Stock for maximum gross proceeds of approximately 21.9 million. We have issued 4,345,458 shares to date under this offering representing approximately $3.3 million in gross proceeds.

In November 2021 and April 2022, we entered into five year leasing arrangements for the financing of our HondaJet Elites. At any time during the term, we have the option to purchase either aircraft from the lessor at the aircraft’s fair market value at that time. The lease agreements also require us to hold a liquidity reserve of $500,000 in a separate bank account pledged as security to the lessor, which we record as restricted cash on our balance sheet, as well as a maintenance reserve of approximately $690,000 for each leased aircraft, which is held by the lessor in the event the lessor determines that the relevant aircraft is not being maintained in accordance with the lease requirements or to prevent deterioration of the aircraft. Events of default under the leasing arrangements include, among other things, failure to make the monthly payments (with a 10-day cure period), default on other indebtedness, breaches of covenants related to insurance and maintenance requirements, change of control or merger, insolvency and a material adverse change in our business, operations or financial condition. Please see Note 5 and Note 8 to our financials statements for the fiscal year ended December 31, 2021 for a further description of these leasing arrangements.

In June 2022, we received an unsolicited offer for the outright purchase of one of our HondaJet Elites, which netted us approximately $1.2 million of proceeds over our leased cost . After internal financial and legal review, we determined that the sale of the aircraft would offer a net benefit to our stakeholders. We considered a number of factors in making this decision, including but not limited to (1) the availability of replacement aircraft, (2) pilot availability, (3) the time to register the aircraft for commercial use and (4) the risk adjusted lifetime return on capital associated with operating the aircraft relative to the purchase price offered.

In May 2020, we received a loan in the amount of $121,000 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act which has been forgiven in its entirety.  In February 2021, we received a second loan in the amount of $86,360 pursuant to the PPP program under the revised CARES Act, which has also been forgiven in its entirety. In July 2021, we entered into a loan agreement with StartEngine Primary, LLC, which allows for advances up to an aggregate amount of $500,000 to pay for advertising and promotion services in connection with our equity offering. The advances are non-interest bearing and are repaid from the proceeds of our offering. As of December 31, 2021, we had a balance of $194,727 due on this loan which has subsequently been repaid in full. See Note 4 to our audited financial statements for the fiscal year ended December 31, 2021 for a description of these loans.

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In 2020, our Founder and Executive Chairman, Mike Winston, advanced us approximately $80,000 in the form of a non-interest-bearing loan, which was repaid in full during 2020. In 2021, he advanced us approximately $200,000 in the form of a non-interest-bearing loan, of which $185,000 remains outstanding.

Plan of Operation

Our strategy includes offering private jet time in a tokenized format through our Jet Token, if issued, and incorporating commercial flight booking as a complement to private jet charters into our App and we estimate that the additional cost of incorporating this functionality into our App could cost up to an additional $400,000 in 2022.

Assuming we raise the maximum amount in this offering, we intend to complete our development plan for the app as described above and to acquire additional HondaJet Elite aircraft, in addition to those covered by our existing Purchase Agreement with Honda Aircraft Company, provided we can match customers to those aircraft as we acquire them. Setting aside our revenue expectations for purposes of discussion, we estimate that the total cost of financing and management of our HondaJet Elites, including payments to Cirrus and our overhead, will be $6.9 million on an annual basis, assuming a utilization rate of our aircraft of 600 hours per year. We further estimate our annual breakeven utilization to be approximately 427 hours per year at a total cost of approximately $6.2 million.  Generally, payments to both Honda Aircraft Company and to Cirrus will vary depending on the number of aircraft leased and utilization rate of the aircraft.

Assuming we raise the maximum amount in this offering and that the costs associated with financing and management of any additional HondaJet Elites are generally the same as for our initial aircraft, in a worst-case scenario where we are unable to generate any revenue whatsoever, i.e. a zero utilization of our aircraft and no third party charter bookings, the proceeds of the offering, together with existing working capital, would fund these costs plus our ongoing operating costs and App development costs discussed above for two and a half years.

Assuming we raise 50% of the amount of the offering, we intend to complete our development plan for the app as described above and to acquire two additional HondaJet Elite aircraft provided we can match customers to those aircraft as we acquire them. In a worst case scenario of no revenue, the proceeds of 50% of this offering would fund these costs plus our ongoing operating costs and App development costs discussed above for four and a half years.

We estimate our breakeven point for our 3 HondaJet Elites at 427 hours per year at our presently negotiated cost structure and currently estimated ongoing operating costs. While we hope to reach that level of utilization within the first year following delivery of the aircraft, to the extent that we do not, we may need to raise additional capital to continue funding our operations.

We also contemplate acquiring addition aircraft in the future to grow our business and we currently anticipate financing the acquisition of such aircraft through the sale of fractional interests, debt/lease financing and advanced sales of flight time, rather than through additional equity capital raising.

Trend Information

Our business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond our control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, blockchain asset regulations by authorities, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, market acceptance of our business model and COVID-19 issues more fully described below. These adverse conditions could affect our financial condition and the results of operations.

On January 30, 2020, the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, it is known that the travel industry in which we operate has been severely impacted.

While Covid-19 has negatively impacted aviation as a whole, we believe the light business jet sector has been less effected as people who previously had not used business jets are utilizing light jets like our HondaJet Elites for safety reasons and people who previously had used larger, more expensive, business jets but have felt the effects of the current business environment, are downsizing to smaller jets for economic reasons. Private jet charter hours, a key measure for our sub-segment of air travel, dropped sharply in mid-March 2020 but rebounded strongly. For example, March 2021 finished 42% above March 2020 levels and down just 3% from March 2019 levels, and March 2022 levels increased a further 9.6% over March 2021 levels.

See the section entitled “Implications of Being an Emerging Growth Company” at the beginning of this Offering Circular for a discussion of the modified reporting requirements for “emerging growth” companies that we may take advantage of should be become a public reporting company.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below, each of which is a full-time employee.

Name	Position	Age	Date Appointed to Current Position
Executive Officers

Mike Winston, CFA	Founder and Executive Chairman; Treasurer	45	June 4, 2018

George Murnane	Chief Executive Officer and President; Secretary	64	September 23, 2019

Directors

Mike Winston, CFA	Director	45	June 4, 2018

Board of Advisors

Brenda Paauwe-Navori	Advisor

Greg Fell	Advisor

Ehud Talmor	Advisor

Bryan M. Eagle III	Advisor

Aaron Cohen	Advisor

Lt. Col Ran David	Advisor

Mike Winston, Founder and Executive Chairman, and Treasurer

Mike Winston, CFA began his career in 1999 with Credit Suisse First Boston Corporation and later worked as a portfolio manager at Millennium Partners LP where for five years he and a colleague managed a $1 billion merger arbitrage and event driven capital allocation. In 2012, he formed the Sutton View Group of companies, an alternative asset management platform where he advised one of the largest academic endowments in the world. He co-led a successful activist litigation against the board of Dole Foods in its management led buyout and obtained a 35% increase in total consideration on behalf of all stockholders. Institutional Investor Magazine has recognized Mr. Winston for professional excellence; he has been quoted in the Wall Street Journal and has appeared on CNBC. Mr. Winston received an MBA in Finance and Real Estate from Columbia Business School, and a BA in Economics from Cornell University. While at Cornell he studied for a year at the London School of Economics and at age 18 won $1 million prize from IBM for his first startup company. Mr. Winston is a CFA Charterholder, and a member of the Economic Club of New York.

George Murnane, Chief Executive Officer and President

George Murnane has over 20 years of senior executive experience, including 14 years as a Chief Operating Officer and/or Chief Financial Officer, in the air transportation and aircraft industry, including for ImperialJet S.a.l (CEO 2013-2019), VistaJet Holdings, S.A. (COO and Acting CFO, 2008), Mesa Air Group (CFO, 2002-2007), North-South Airways (COO and CFO, 2000-2002), International Airline Support Group (Executive Vice President, COO and CFO, 1996-2002) and Atlas Air, Inc. (Executive Vice President and COO, 1995-1996). From 2009 until he joined our company, Mr. Murnane was a managing partner of Barlow Partners, a consulting services firm providing operational and financial management, merger and acquisition, financing and restructuring expertise to industrial and financial companies. Mr. Murnane received an MBA from The Wharton School of the University of Pennsylvania and a BA in Economics from the University of Pennsylvania.

Our Board of Advisors

In creating our company and crystalizing our vision for the future of Jet Token, we have benefitted from the guidance of a highly credible and engaged advisory board of aviation, security and software experts.

Brenda Paauwe-Navori.  Brenda Paauwe-Navori has sold business jets valued in aggregate at over a billion dollars. Ms. Paauwe-Navori brings almost 20 years of senior leadership experience to our Board of Advisors and is one of the most respected sales, operations, and marketing experts in the world of aviation and aerospace. As senior partner at Antilles Genot & Partners and co-founder of GoGo Jet in the late 90’s, Brenda served as president and a cross-functional senior executive. Later, she was responsible for capturing significant market share growth in North America with FlexJet by Bombardier and held a vice president role for almost 5 years at Embraer Executive Jets. During her tenure at Embraer she led the MGM Resorts International Legacy 500 and Lineage 1000E transaction; a fleet purchase deal valued at over USD $350 million. Her extensive industry experience includes: hiring, marketing and sales, contract negotiation, customer service, finance and administration. Her role as Global Vice President of Bigelow Space Operations was focused on the B330 spacecraft and other space station hardware for the commercialization of lower Earth orbit and deep space missions.

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Greg Fell. Mr. Fell is the CEO of TSU, a social media platform that is innovating social media and e-Commerce into a platform that pays users for their content and allows them to market and sell products to their community. Prior to TSU, Mr. Fell was the Chief Operating Officer of Gama Aviation, the largest managed aircraft business in the US, and the exclusive Air Carrier for WheelsUp. Mr. Fell has also served as a General Partner and Chairman in The Investors Collaborative, a Boston-based venture capital group. As a trusted leader, he formally advised several technology startup companies, and mentored young entrepreneurs on the challenges in starting a technology business. In this role, he served as the CEO of Hire Canvas, Chief Strategy Officer of Crisply, and Board Advisor to App Point Software. He currently serves as a Director on the Board of an Internet of Things (IoT) company Andium. Prior to the Investors Collaborative, Mr. Fell served as Vice President and Chief Information Officer of Terex Corporation, where he led a strategic transformation of the IT Organization. Before joining Terex, Mr. Fell spent nearly 20 years with Ford Motor Company. Fell is a graduate of Michigan State University and spent several years on staff in the College of Engineering as a Senior Research Programmer, and Instructor

Ehud Talmor. Ehud Talmor (Maj. IAF Ret.) is a decorated, retired, senior officer from the Israeli Air Force with over twenty five years of experience in all aspects of air combat and aircraft logistics. He began his career in 1995 as a fighter pilot and later, flight instructor. He subsequently took on a variety of supervisory roles, including F-16 deputy squadron commander. In 2007, he joined the Acquisitions Department of the Israeli Ministry of Defense and later held the position of Project Manager for three separate Air Force jet acquisition projects. The jet acquisition projects were: (1) the Beechcraft T-6II, (2) the Leonardo M-346, and (3) the Lockheed Martin F-35A (arguably the world's most advanced fighter jet). In addition to serving as Project Manager for the $3 billion F-35 program, Mr. Talmor was also IAF’s Chief Instructor for the F-35. Mr. Talmor graduated from I.D.C. Herzliya with a B.A. in Psychology.

Bryan M. Eagle III. In 1999, Mr. Eagle created Myjets.com, the first online private aircraft reservation system and partnered with The Air Charter Guide (now Avinode) to create the original database of operators. Avinode is the largest centralized database of charter and empty-leg market data in the US. Mr. Eagle created a patent portfolio around the reservation system and the sale of empty legs which he sold in 2016 to Victor, a company owned by BBA Aviation. BBA’s Signature ‘Flight Support’ business operates the world’s largest fixed based operation (FBO) network for business & general aviation users. Mr. Eagle is an award-winning marketing, strategic planning, and business development leader, consultant, inventor, and entrepreneur with over 25 years of experience in the telecommunications, software and aviation industries, respectively. He is skilled in creating, marketing, and financing new organizations and positioning them for sale. He is a board member of Emerge Memphis, an organization he founded in 1998 dedicated to the support and advancement of start-ups in the Mid-South. Mr. Eagle received a BA from the University of Virginia and an MBA from Columbia Business School.

Aaron Cohen. Aaron Cohen is a nationally recognized counter-terrorism expert, best-selling author and founder of Cherries Defense. Mr. Cohen has a twenty-year track record of success in the private security industry; his teams have protected numerous A-list celebrities and high level diplomatic personnel. His book, Brotherhood of Warriors: Behind Enemy Lines with a Commando in One of the World's Most Elite Counterterrorism Units, has been translated into seven languages. Cherries Defense provides soft-target (schools, malls, hotels) security training and also specializes in the manufacture of supporting concealed carry gear for security professionals. Mr. Cohen appears regularly on the Fox News Channel and has also been featured by the following: Vanity Fair, the Discovery Channel, National Geographic, Entertainment Tonight, Access Hollywood, Bravo, E! Channel, Hollywood Reporter and Variety. In addition to regular television appearances, he hosts KFI AM 640’s Real Security, the only sole-focus security and counter terror show in the US. Mr. Cohen served with distinction in Israel’s (IDF) elite anti-terrorism unit.

Lt. Col Ran David. Lt. Col Ran David (IAF) is a decorated combat pilot in the Israeli Air Force. He has served as a deputy squadron commander and spent ten years as a flight instructor. One of Lt. Col David’s primary responsibilities has been to train, test and approve new IAF fighter pilots. Lt. Col David is a graduate of the USAF Air Command and Staff College and the University of Haifa.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2021, we compensated our executive officers as follows. We did not pay any compensation to our director in connection with his board service in 2021.

Name	Capacities in which compensation was received	Cash compensation ($) (1)	Other compensation ($)(2)	Total compensation ($)
Mike Winston (3)	Founder and Executive Chairman; Treasurer	$388,742	$61,403	$450,145

George Murnane (4)	Chief Executive Officer and President	$250,000	$59,522	$309,522

(1)	Mr. Winston’s cash compensation consists of $238,742 base pay and a cash bonus of $150,000. Mr. Murnane’s cash bonus of $100,000 was awarded in early 2022.
(2)	Other compensation consists primarily of the cost of medical, dental, vision and disability insurance costs and 401(k) matching payments.
(3)	Mr. Winston advanced $200,000 to the Company in 2021, of which $185,000 remains outstanding.
(4)	In July 2021, Mr. Murnane also received options to purchase 12.0 million shares of Non-voting Common Stock, exercisable at $0.75 per share and vesting monthly and ratably over a three-year period. The options terminate 10 years from the date of issue.

We do not have any formal compensation arrangements with our Founder and Executive Chairman. Rather, Mr. Winston, as our sole board member, determines compensation to be paid to him from time to time in consultation with our Chief Executive Officer. We believe that this provides us with greater flexibility in managing our cash flow needs as we grow our business.

George Murnane

Mr. Murnane’s 2019 employment agreement provides for an annual salary of $250,000. It also provides for an annual cash bonus of up to $100,000, subject to achievement of certain goals (including revenue and profitability targets). Mr. Murnane is also eligible to receive a grant of stock options in connection with his employment, which would vest monthly and ratably over a three-year period and terminate ten years from the date of issue. Mr. Murnane will also be eligible for special cash bonus of $1.5 million paid at the effective date of certain change of control transactions described in his employment agreement filed as an exhibit hereto. Mr. Murnane also received a grant of Jet Tokens and is entitled to certain other fringe benefits, each as described in his employment agreement.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of May 31, 2022, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities or having the right to acquire those securities. The table assumes that all options have vested. The company’s voting securities include all shares of voting Common Stock and all shares of Series Seed Preferred Stock.

Name and address of beneficial owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Mike Winston, CFA 10845 Griffith Peak Drive Suite 200 Las Vegas, NV 89135	Common Stock	76,133,334		97.2%

George Murnane 10845 Griffith Peak Drive Suite 200 Las Vegas, NV 89135	Common Stock (Options)		10,800,000	12.1%

All current officers and directors as a group (2 people) (1)	Common Stock	76,133,334	10,800,000	97.5%

Rick Kipper 161 Robina St Port Charlotte, FL 33954	Common Stock	833,333		1.1%

	Series Seed Preferred Stock	583,333		59.3%

Carlos Butler 4380 Regency Road High Point, NC 27265	Common Stock	1,000,000		1.3%

	Series Seed Preferred Stock	400,000		40.7%

(1)	None of the company’s officers or directors holds any shares of Series Seed Preferred Stock.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In 2020, our Founder and Executive Chairman, Mike Winston, advanced approximately $80,000 to the company in the form of a non-interest-bearing loan, which was repaid in full during 2020. In 2021, our Founder and Executive Chairman, Mike Winston, advanced approximately $200,000 to the company in the form of a non-interest-bearing loan, of which $185,000 remains outstanding.

In January 2021, we entered into a share exchange agreement with Mr. Winston pursuant to which we issued to Mr. Winston 6,646,667 shares of Non-voting Common Stock in exchange for 6,646,667 shares of voting Common Stock held by him.

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DESCRIPTION OF CAPITAL STOCK

General

The company is offering up to 29,173,333 shares of Non-voting Common Stock and the selling stockholder is offering up to 4,160,000 shares of Non-voting Common Stock. See “Plan of Distribution and Selling Securityholders.”

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Jet Token’s amended and restated certificate of incorporation, as amended (“Restated Certificate”), certificate of designation of the non-voting Series CF Preferred Stock and its bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Jet Token’s capital stock, you should refer to the Restated Certificate, the certificate of designation and the bylaws of the company and to the applicable provisions of Delaware law.

The authorized capital stock of the company consists of three classes designated, respectively, Common Stock, par value $0.0000001 per share, Non-voting Common Stock, par value $0.0000001 per share and Preferred Stock. The Preferred Stock has two designated series, Series Seed Preferred Stock, par value $0.0000001 per share, and Series CF Non-Voting Preferred Stock, par value $0.0000001 per share.

As of May 31, 2022, the authorized and outstanding shares included:

Class	Authorized	Issued and Outstanding
Common Stock	300,000,000	78,353,333

Non-voting Common Stock	200,000,000	43,934,407

Series Seed Preferred Stock	10,000,000	983,333

Series CF Non-Voting Preferred Stock	25,000,000	18,826,385

Blank Check Preferred Stock	15,000,000	0

Common Stock Options	(1)	25,000,000

Non-voting Common Stock Options	(1)	41,823,357

Non-voting Common Stock RSUs	(1)	4,813,333

Non-voting Common Stock Warrants	(2)	1,666,667

(1)	In August 2021, we adopted our 2021 Stock Plan under which we have issued options exercisable for 8,628,000 shares of Non-voting Common Stock and Restricted Stock Units representing 4,813,333 shares of Non-voting Common Stock. There are no additional shares reserved under this Plan. In addition, under our Amended and Restated 2018 Stock Option and Grant Plan, as amended (the “2018 Stock Plan”), as of April 21, 2022, there were options exercisable for 25,000,000 shares of our voting Common Stock and for 33,195,357 shares of our Non-voting Common Stock outstanding.
(2)	We have issued warrants exercisable for 1,666,667 shares of Non-Voting Common Stock and have reserved the shares related thereto. This does not include the warrants that will be issued to StartEngine in connection with this offering. See “Plan of Distribution and Selling Securityholders.”

Common Stock

Voting Rights

Each holder of the company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors.

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Dividend Rights

Holders of voting Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds.

The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of voting Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders on a pari passu basis with the Non-voting Common Stock and after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of all shares of the outstanding Preferred Stock.

Non-voting Common Stock

Voting Rights

Holders of Non-voting Common Stock do not have voting rights except for those required by law. Under the Delaware General Corporation Law and our Restated Certificate, holders of Non-voting Common Stock are entitled to vote on a limited number of corporate actions, including:

•	an amendment to the certificate of incorporation that would increase or decrease the par value of the Non-voting Common Stock or alter or change the powers, preferences, or special rights of the Non-voting Common Stock so as to affect them adversely,
•	conversion of the company to a limited liability company, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business including a general or limited partnership or a corporation domiciled in another state and
•	a transfer to or domestication in any non-U.S. jurisdiction, either ceasing or continuing to exist as a Delaware corporation.

Dividend Rights

Holders of Non-voting Common Stock are entitled to receive dividends declared on the voting Common Stock on a pro rata and as converted basis with the voting Common Stock.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of shares of the outstanding Preferred Stock, the holders of Non-voting Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders on a pari passu basis with the voting Common Stock based on the number of shares of voting Common Stock into which the Non-voting Common Stock is convertible at the time of distribution of such funds or assets.

Conversion

Shares of Non-voting Common Stock will convert automatically into fully paid and nonassessable shares of the company’s voting Common Stock:

•	upon the closing of the sale of shares of voting Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, or
•	upon the merger of the company with and into another entity.

The conversion rate is currently one share of voting Common Stock per share of Non-voting Common Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits, the issuance of a dividend or other distribution payable in additional shares of voting Common Stock, certain consolidations or mergers, recapitalizations, reclassifications or other similar events affecting the voting Common Stock.

Distributions of Company Securities

In the event of a dividend or other distribution on voting Common Stock payable in additional securities of the company (other than shares of voting Common Stock), the company will make a dividend or other distribution to the holders of the Non-voting Common Stock in an amount equal to the amount of securities as the holders of the Non-voting Common Stock would have received on an as converted basis.

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Blank Check Preferred Stock

The company’s Board of Directors is expressly authorized to provide, out of up to 40,000,000 shares of undesignated Preferred Stock, for one or more series of Preferred Stock and, without the consent or vote of the company’s stockholders, with respect to each such series, to fix the number of shares constituting such series. The Board of Directors authorized the issuance of the non-voting Series CF Preferred Stock and reserved 25,000,000 for issuance as non-voting Series CF Preferred Stock, as described below.

With respect to the remaining 15,000,000 shares of Preferred Stock available for issuance and subject to compliance with the applicable protective voting rights that have been granted in the Restated Certificate but otherwise without the consent or vote of the company’s stockholders, the company’s Board of Directors may authorize the issuance of one or more series of Preferred Stock with such rights, privileges, preferences, qualifications, limitations or restrictions as the Board of Directors determines. Such additional series of Preferred Stock may be subordinated to, pari passu with, or senior to the Series Seed Preferred and/or Common Stock, including with respect to liquidation preferences, dividends and/or approval of matters by vote or written consent.

Series CF Preferred Stock

Voting Rights

Holders of Series CF Preferred Stock do not have voting rights, except for those required by law.

Dividends

Holders of Series CF Preferred Stock are entitled to receive dividends declared on the voting Common Stock on a pro rata and as converted basis with the voting Preferred Stock.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or certain other events such as a merger involving a change of control or a sale of all or substantially all of the assets of the company (each a “Deemed Liquidation Event”), and after the payment of all preferential amounts required to be paid to the holders of shares of Series Seed Preferred Stock, holders of Series CF Preferred Stock will be entitled to an aggregate liquidation preference of $1,070,000, equivalent to $0.06 per share, that is senior to holders of Common Stock and Non-voting Common Stock.

After the payment of the full liquidation preference of the Series Seed Preferred Stock and the Series CF Preferred Stock, the remaining assets of the company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the voting Common Stock and Non-voting Common Stock in proportion to the number of shares of voting Common Stock held by each such holder and on an as converted basis in the case of the Non-voting Common Stock.

Conversion

Shares of Series CF Preferred Stock will convert automatically into fully paid and nonassessable shares of the company’s voting Common Stock:

•	upon the closing of the sale of shares of voting Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or
•	upon the merger of the company with and into another entity.

Shares of Series CF Preferred Stock will convert into voting Common Stock at the then-applicable conversion rate, which is currently one share of voting Common Stock per share of Series CF Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits, certain consolidations or mergers, recapitalizations, reclassifications or other similar events affecting the voting Common Stock.

Distributions of Company Securities

In the event of a dividend or other distribution on voting Common Stock payable in additional securities of the company (other than shares of voting Common Stock), the company will make a dividend or other distribution to the holders of the Series CF Non-Voting Preferred Stock in an amount equal to the amount of securities as the holders of the Series CF Non-Voting Preferred Stock would have received on an as converted basis.

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Series Seed Preferred Stock

Voting Rights

Each holder of Series Seed Preferred Stock will be entitled to one vote for each share of voting Common Stock into which such share of Series Seed Preferred Stock could be converted.

Dividend Rights

Holders of Series Seed Preferred Stock are entitled to receive dividends declared on the voting Common Stock on a pro rata and as converted basis with the voting Common Stock.

Right to Receive Liquidation Distributions

In the event of a Deemed Liquidation Event, all holders of Series Seed Preferred Stock will be entitled to a liquidation preference that is senior to holders of voting Common Stock, Non-voting Common Stock and Series CF Preferred Stock. Holders of Series Seed Preferred Stock will receive a liquidation preference equal to the greater of (i) the original issue price of such shares plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into voting Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the funds and assets that are distributable to the holders of Series Seed Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Series Seed Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

Conversion Rights

Shares of Series Seed Preferred Stock are convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s voting Common Stock at the then-applicable conversion rate.

Additionally, each share of Series Seed Preferred Stock will automatically convert into voting Common Stock:

•	upon the closing of the sale of shares of voting Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or
•	upon the vote or written consent of the holders of at least majority of the then outstanding shares of Series Seed Preferred Stock.

The conversion rate is currently one share of voting Common Stock per share of Series Seed Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits, the issuance of a dividend or other distribution payable in additional shares of voting Common Stock, certain consolidations or mergers, recapitalizations, reclassifications or other similar events affecting the voting Common Stock.

Distributions of Company Securities

In the event of a dividend or other distribution on voting Common Stock payable in additional securities of the company (other than shares of voting Common Stock), the company will make a dividend or other distribution to the holders of the Series Seed Preferred Stock in an amount equal to the amount of securities as the holders of the Series Seed Preferred Stock would have received on an as converted basis.

Series Seed Preferred Stock Protective Provisions

So long as at least 25% of the originally issued shares of Series Seed Preferred Stock are outstanding, the company will not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series Seed Preferred Stock, voting on an as converted basis:

•	alter the rights, powers or privileges of the Series Seed Preferred set forth in the Restated Certificate or bylaws, as then in effect, in a way that adversely affects the Series Seed Preferred;

•	issue any new class or series of capital stock at a price less than the original issue price of the Series Seed Preferred having rights, powers, or privileges that are senior to or on a parity with the Series Seed Preferred;

•	redeem or repurchase any shares of voting Common Stock (other than pursuant to employee or consultant agreements giving the company the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement); or

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•	declare or pay any dividend or otherwise make a distribution to holders of Series Seed Preferred or voting Common Stock.

Redemption

Unless prohibited by Delaware law governing distributions to stockholders, the company has the right to redeem some or all of the outstanding shares of Series Seed Preferred at a price per share equal to the greater of the original issue price or the latest issue price of capital stock of the company. Redemption is not required to be ratable among all holders of the Series Seed Preferred.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering up to 29,173,333 shares of Non-voting Common Stock and the selling stockholder is offering a maximum of 4,160,000 shares of Non-voting Common Stock, in each case at a price of $0.75 per share on a “best efforts” basis. The Non-voting Common Stock converts into voting Common Stock of the company automatically upon the occurrence of an initial public offering or a merger of the company into another entity. As such, the company is also qualifying up to 33,333,333 shares of voting Common Stock under the Offering Statement of which this Offering Circular is part, including the maximum amount of Bonus Shares.

The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering:

	Per Share	Total
Public offering price	$0.75	$25,000,000

Placement Agent commissions	$0.0525	$1,750,000

Proceeds, before expenses, to us	$0.6975	$20,348,400

Proceeds, before expenses, to the selling stockholder	0.6975	2,901,600

The company will also be required to issue to StartEngine Primary warrants for the purchase of shares of our Non-voting Common Stock at an exercise price of $0.75 per share. The number of shares acquirable upon exercise of the warrant will be equal to 2% of the gross proceeds raised through StartEngine Primary in this offering, divided by $0.75 per share, rounded to the nearest whole share. The warrants will be exercisable at any time up to the close of business on the 5-year anniversary of the qualification date of the Offering Statement of which this Offering Circular forms a part. StartEngine Primary also has piggyback registration rights, to be exercised within 5 years after qualification of this Offering, pursuant to these warrants, where, if the Company files a registration statement relating to an offering under the Securities Act of its equity securities while these warrants are still exercisable, StartEngine Primary can require the Company to include in such registration statement all or any part of the shares issuable pursuant to these warrants.

Neither the warrants nor the shares issuable upon exercise of the warrants will be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of qualification or commencement of sales of the public offering pursuant to which the warrants were issued, except as provided in FINRA Rule 5110(g)(2).

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create our campaign page,
•	provide us with a dedicated account manager and marketing consulting services,
•	provide a standard purchase agreement to execute between us and investors, which may be used at our option and
•	design, with our approval, the digital ads and manage the digital advertising platform accounts for us and
•	coordinate money transfers to us and the selling stockholder.

In addition to the commission described above, the company will also pay a $15,000 advance fee to StartEngine Primary for accountable out of pocket expenses. Any portion of this amount not expended and accounted for will be returned to the company.

StartEngine Primary or its affiliates may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If StartEngine Primary or its affiliates provides services to the company after this offering, the company may pay StartEngine Primary or its affiliates fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

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StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine will assist with the facilitation of credit and debit card payments through the Online Platform. Fees payable with respect to the use of credit cards to purchase the shares are for the account of the company and we have agreed to reimburse StartEngine for any such fees incurred.

We have also agreed that 6% of the total funds committed in this offering will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 75% of this hold back will be released after 60 days and the remaining 25% shall be held for the remaining 120 days.

Subscription Procedure

After the Offering Statement has been qualified by the Securities and Exchange Commission, we will accept tenders of funds to purchase the Non-voting Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date).

Initially, all of the shares sold under this offering will be sold by the Company until the company has sold 13,333,333 shares. Thereafter, at each closing 50% of the shares sold to investors will be newly issued shares sold by us and 50% will be shares sold by the selling stockholder until all of the shares offered by the selling stockholder have been sold.

Investors may subscribe by tendering funds by wire, credit or debit card or ACH transfer to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The company estimates that processing fees for credit card subscriptions will be approximately 3.5% of total funds invested per transaction, although credit card processing fees may fluctuate. The company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The company estimates that approximately 70% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.” Upon closing, funds tendered by investors will be made available to the company and the selling stockholder, as applicable, subject to the 6% hold back described above.

The minimum investment in this offering is $349.50, or 466 shares of Non-voting Common Stock.

In order to invest, you will be required to subscribe to the offering via the Online Platform and will agree to the terms of the offering, the Subscription Agreement and any other relevant exhibit attached thereto.  Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The company has entered into an Escrow Services Agreement with Prime Trust, LLC (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Prime Trust, LLC is not participating as an underwriter or placement agent or sales agent of this Offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust, LLC’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this Offering. All inquiries regarding this Offering or escrow should be made directly to the company.

For its services, Escrow Agent will receive fees of approximately $750,000, assuming the maximum amount of $25 million is raised in this offering.

StartEngine Secure LLC, an affiliate of StartEngine Primary, will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

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Forum Selection Provision

The subscription agreement provides that state or federal courts located in the State of Delaware are the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Selling Stockholder

Mr. Winston, the selling stockholder, will sell up to a maximum of 4,160,000 shares of Non-voting Common Stock, representing 10.6% of our outstanding shares of Non-voting Common Stock. Pursuant to an irrevocable power of attorney, the selling stockholder has agreed to the allocation of shares as between him and the company as described above and has appointed Mr. Murnane as his attorney in fact to sell his shares of Non-voting Common Stock in this offering and to remit the proceeds from such sale to him less commissions, subject to the 6% holdback described above.

The following table sets forth the name of the selling stockholder, the number of shares of voting Common Stock and Non-voting Common Stock beneficially owned by him prior to this offering, the number of shares of Non-Voting Common Stock being offered by him in this offering and the number of shares and percentage of outstanding shares of both voting Common Stock and Non-voting Common Stock to be beneficially owned by him after this offering, assuming that all of his shares are sold in the offering.

We expect to pay all of the expenses of the offering (other than the 7% commissions charged by StartEngine Primary and payable with respect to the selling stockholder shares sold in the offering) but will not receive any of the proceeds from the sale of selling stockholder shares in the offering.

Selling Stockholder:	Mike Winston, CFA
Non-voting Common Stock owned prior to the offering:	6,646,667
Voting Common Stock owned prior to the offering:	76,133,334

Non-Voting Common Stock offered by the selling stockholder:	4,160,000

Non-voting Common Stock owned after the offering, assuming the maximum offering amount is raised:	2,486,667
Percentage of outstanding Non-voting Common Stock after the offering:	3.6%

Voting Common Stock owned after the offering:	76,133,334
Percentage of outstanding voting Common Stock:	97.2%

Investor Perks

The perks available to investors that subscribe in the amounts set forth below are as follows:

•	$349 – Jet Token distinctively HondaJet Pen and Keyring Set

•	$500 – HondaJet Navy Blue Baseball Cap

•	$1,000 – Jet Token distinctively HondaJet Swiss Army Knife

•	$2,500 – Jet Token distinctively HondaJet Pen and Keyring Set, HondaJet Navy Blue Baseball Cap and Jet Token distinctively HondaJet Swiss Army Knife

•	$5,000 – Desktop HondaJet Model

•	$25,000 – Tour of the HondaJet plant in Greensboro, NC followed by lunch with Jet Token’s CEO, plus Desktop HondaJet Model

•	$50,000 – Tour of the HondaJet plant in Greensboro, NC followed by lunch with Jet Token’s CEO and a group flight on the HondaJet. plus Desktop HondaJet Model

These perks are subject to availability and we reserve the right to change these perks at any time as needed.

38

The company is of the opinion that these perks do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are promotional items intended as a “thank you” to investors that help the company achieve its mission. However, it is recommended that investors consult a tax professional to fully understand any tax implications of receiving any perks before investing.

39

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

40

JET TOKEN, INC.

CONSOLIDATED FINANCIAL STATEMENTS

As OF DECEMBER 31, 2021 and 2020 AND FOR
THE YEARS THEN ENDED

Together With

Independent Auditor’s Report

F-1

Jet Token, Inc.

F-2

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Jet Token, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jet Token, Inc. (the "Company") as of December 31, 2021 and 2020, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2019

Lakewood, CO

April 27, 2022

F-3

JET TOKEN, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2021 AND 2020

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$643,494	$2,221,222
Accounts receivable	-	400
Other current assets	79,548	568
Total current assets	723,042	2,222,190

Property and equipment, net	7,495	-
Intangible assets, net	287,711	322,429
Other assets	1,122,789	663,714
Total assets	$2,141,037	$3,208,333

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$296,201	$280,558
Accrued liabilities	116,113	4,633
Deferred revenue	436,331	-
Related party advances	200,196	-
Line of credit	194,727	-
Total current liabilities	1,243,568	285,191

Note payable	-	121,000
Total liabilities	1,243,568	406,191

Commitments and contingencies (Note 5)	-	-

Stockholders' Equity
Series Seed Preferred stock, 10,000,000 shares authorized, $0.0000001 par value, 983,333 issued and outstanding	29,500	29,500
Series CF Non-voting Preferred stock, 25,000,000 shares authorized, 18,826,385 issued and outstanding	704,396	704,396
Preferred Stock, 15,000,000 shares authorized, $0.0000001 par value, 0 issued and outstanding	-	-
Common stock, 300,000,000 shares authorized, par value $0.0000001, 78,353,333 and 85,000,000 issued and outstanding, respectively	8	9
Non-voting Common Stock, 200,000,000 shares authorized, par value $0.0000001, 42,169,330 and 31,402,755 issued and outstanding, respectively	4	3
Subscription receivable	(96,600)	(522,966)
Additional paid-in capital	19,177,938	5,743,728
Accumulated deficit	(18,917,777)	(3,152,528)
Total stockholders' equity	897,469	2,802,142
Total liabilities and stockholders' equity	$2,141,037	$3,208,333

See accompanying notes to the consolidated financial statements

F-4

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
Revenues	$1,112,195	$4,783

Cost of revenues	1,383,100	-

Gross profit (loss)	(270,905)	4,783

Operating Expenses:
General and administrative (including stock-based compensation of $12,690,373 and $682,746, respectively)	14,879,597	2,103,818
Sales and marketing	704,724	444,885
Research and development	117,391	17,353
Total operating expenses	15,701,712	2,566,056

Operating loss	(15,972,617)	(2,561,273)

Other (income) expense:
Other income	(207,368)	-
Total other (income) expense	(207,368)	-

Loss before provision for income taxes	(15,765,249)	(2,561,273)

Provision for income taxes	-	1,867

Net Loss	$(15,765,249)	$(2,563,140)

Weighted average shares outstanding - basic and diluted	118,503,131	95,258,562
Net loss per share - basic and diluted	$(0.13)	$(0.03)

See accompanying notes to the consolidated financial statements

F-5

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEBMER 31, 2021 AND 2020

	Series Seed Preferred Stock		Series CF Non-Voting Preferred Stock		Common Stock		Non-voting Common Stock		Subscription	Additional Paid-	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	in Capital	Deficit	Equity
Balance at December 31, 2019	1,799,999	$54,000	18,826,385	$704,396	85,000,000	$9	-	$-	$(58,216)	$8,633	$(589,388)	$119,434
Stock option compensation	-	-	-	-	-	-	-	-	-	682,746	-	682,746
Sale of Non-Voting Common Stock for cash	-	-	-	-	-	-	31,402,755	3	(522,966)	9,420,824	-	8,897,861
Receipt of subscription receivable	-	-	-	-	-	-	-	-	58,216	-	-	58,216
Offering costs	-	-	-	-	-	-	-	-	-	(4,147,975)	-	(4,147,975)
Preferred share redemption	(816,666)	(24,500)	-	-	-	-	-	-	-	(220,500)		(245,000)
Net loss	-	-	-	-	-	-	-	-	-	-	(2,563,140)	(2,563,140)
Balance at December 31, 2020	983,333	$29,500	18,826,385	$704,396	85,000,000	$9	31,402,755	$3	$(522,966)	$5,743,728	$(3,152,528)	$2,802,142
Stock option compensation	-	-	-	-	-	-	-	-	-	12,690,373	-	12,690,373
Sale of Non-Voting Common Stock for cash	-	-	-	-	-	-	4,119,908	-	(96,600)	2,417,424	-	2,320,824
Receipt of subscription receivable	-	-	-	-	-	-	-	-	522,966	-	-	522,966
Offering costs	-	-	-	-	-	-	-	-	-	(1,673,587)	-	(1,673,587)
Share exchange	-	-	-	-	(6,646,667)	(1)	6,646,667	1	-	-		-
Net loss	-	-	-	-	-	-	-	-	-	-	(15,765,249)	(15,765,249)
Balance at December 31, 2021	983,333	$29,500	18,826,385	$704,396	78,353,333	$8	42,169,330	$4	$(96,600)	$19,177,938	$(18,917,777)	$897,469

See accompanying notes to the consolidated financial statements

F-6

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,765,249)	$(2,563,140)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	133,608	-
Amortization of lease financing costs	1,175	-
Gain on loan forgiveness	(207,360)	-
Stock-based compensation	12,690,373	682,746
Changes in operating assets and liabilities:
Accounts receivable	400	(400)
Other current assets	(28,980)	(568)
Accounts payable	15,643	256,595
Accrued liabilities	111,480	(5,342)
Deferred revenue	436,331	-
Net cash used in operating activities	(2,612,579)	(1,630,109)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,407)	-
Purchase of intangible assets	(97,978)	(319,443)
Deposit for property and equipment	-	(659,214)
Deposits and other assets	(439,750)	-
Net cash used in investing activities	(546,135)	(978,657)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds - related party advances	200,196	79,719
Repayments - related party advances	-	(79,719)
Proceeds - notes payable	86,360	121,000
Payments on line of credit	(257,308)	-
Offering costs	(1,221,552)	(4,097,975)
Payment of lease financing costs	(70,500)	-
Proceeds from sale of Series CF Non-Voting Preferred Stock	-	58,216
Preferred share redemption	-	(245,000)
Proceeds from sale of Non-Voting Common Stock	2,843,790	8,897,861
Net cash provided by financing activities	1,580,986	4,734,102

Increase (decrease) in cash and cash equivalents	(1,577,728)	2,125,336
Cash and cash equivalents, beginning of year	2,221,222	95,886
Cash and cash equivalents, end of year	$643,494	$2,221,222

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$1,867

Non cash investing and financing activities:
Subscription receivable from sale of Non-Voting Common Stock	$96,600	$522,966
Line of credit issued for offering expenses paid on behalf of the Company	$452,035	$-
Application of equipment deposit to aircraft maintenance reserve account	$250,000	$-

See accompanying notes to the consolidated financial statements

F-7

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Jet Token Inc. was formed on June 4, 2018 (“Inception”) in the State of Delaware. The consolidated financial statements of Jet Token Inc. (the “Company” or “Jet Token”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company is headquartered in Las Vegas, Nevada.

In September 2020, the Company formed a wholly-owned subsidiary Galilee LLC, a Delaware limited liability company. In November 2020, the Company formed a wholly-owned subsidiary Jet Token Management Inc., a Delaware corporation, and later changed its name to Jet Token Software Inc. In November 2020, the Company formed another wholly-owned subsidiary, Jet Token Management Inc. a California corporation. In June 2021, the Company formed a wholly-owned subsidiary Galilee 1 SPV LLC, a Delaware limited liability company. To date, all subsidiaries have had no operations.

The Company intends to combine concepts from fractional jet and jet card programs with lessons learned from building blockchain currencies. The Company believes the tokenization of flight hours under (as the enterprise matures) fractional jet and jet card programs offers the possibility of reduced transaction costs and, through the evolution of a marketplace, higher industry fleet utilization. The Company’s purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management Plans

The Company has limited operating history and revenue generating activity to date and has incurred losses from operations since Inception. These matters raise doubt about the Company's ability to continue as a going concern. During the next 12 months, the Company intends to fund operations through its revenue generating activities and funds received from its Regulation A offering described in Note 6, as well as potential future offerings.  Based on the capital currently available and projected cash flow, the Company believes it has sufficient capital to operate normally for at least 12 months from the date of these financial statements, and substantial doubt about the Company's ability to continue as a going concern is alleviated.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022. During the next twelve months, the Company intends to fund its operations with capital from its operations, prior and current Regulation A campaign and additional equity offerings. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company.  If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business Plan and harm its business, financial condition and operating results. The balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The accounting and reporting policies of the Company conform with generally accepted accounting principles in the United States (“GAAP”).

Reclassification

Certain prior period amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

F-8

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Jet Token Inc. and its wholly owned subsidiaries, Jet Token Software Inc., Jet Token Management Inc., Galilee LLC, and Galilee 1 SPV LLC. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company does not have any financial instruments as of December 31, 2021 and 2020.

Risks and Uncertainties

The Company has a limited operating history and has only recently begun generating revenue from intended operations. The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, blockchain asset regulations by authorities, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, market acceptance of the Company’s business model and COVID-19 issues more fully described below. These adverse conditions could affect the Company's financial condition and the results of its operations.

On January 30, 2020, the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, it is known that the travel industry in which we operate has been severely impacted. The Company is monitoring the situation and exploring opportunities in regard to travel behavior for when travel restrictions ease.

F-9

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

For purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consist primarily of amounts held in a restricted bank account as collateral under an aircraft leasing arrangement with a third party (see Note 5). These restricted cash amounts are still owned by the Company, but the Company does not have full immediate control or the ability to dispose freely of them at least in the short term.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the consolidated balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. As of December 31, 2021, property and equipment consisted entirely of equipment which is being depreciated over a three-year period.

Internal Use Software

The Company incurs software development costs to develop software programs to be used solely to meet its internal needs and cloud-based applications used to deliver its services. In accordance with ASC 350-40, Internal-Use Software, the Company capitalizes development costs related to these software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed, and the software will be used to perform the function intended. As of December 31, 2021 and 2020, the Company has capitalized approximately $398,000 and $300,000, respectively, of internal software related costs, which is included in intangible assets in the accompanying consolidated balance sheets. The software officially launched on December 31, 2020. Amortization expense for the years ended December 31, 2021 and 2020 was $132,696 and $0, respectively. Accumulated amortization as of December 31, 2021 was $132,696.

Impairment of Long-Lived Assets

The Company follows ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets. ASC 360 requires that if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Revenue Recognition

In applying the guidance of ASC 606, the Company 1) identifies the contract with the customer, 2) identifies the performance obligations in the contract, 3) determines the transaction price, 4) determines if an allocation of that transaction price is required given the performance obligations under the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation. The Company generates/intends to generate revenue from three primary sources: a fractional ownership program, a jet card program, and ad hoc charter through the Jet Token App.

F-10

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the fractional ownership program, a customer can purchase an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year and provides all the benefits of plane ownership at a fraction of the cost. The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The fractional ownership program consists of an initial buy-in or upfront fee and a fixed hourly rate for flight hours. Alternatively, the jet card program consists of a fixed hourly rate for flight hours typically paid 100% upfront. The Company also generates revenues from individual ad hoc charter bookings processed through our App, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the App. Revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time.

The Company defers revenue in all instances when the earnings process is not yet complete. As of December 31, 2021, the Company deferred $436,331 related to prepaid flight hours under the jet card program for which the related travel had not yet occurred.

Research and Development

The Company incurs research and development costs during the process of researching and developing its technologies and future offerings. The Company’s research and development costs consist primarily of payments for third party software development that is not capitalizable. The Company expenses these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Cares Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act retroactively suspends the 80% income limitation on use of NOL carryovers for taxable years beginning before January 1, 2021, and allows 100% of any such taxable income to be offset by the amount of such NOL carryforward. This 80% income limitation is reinstated (with slight modifications) for tax years beginning after December 31, 2021.

F-11

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020, the Company had deferred tax assets of approximately $1,213,000 and $519,000, respectively, primarily from net operating losses of approximately $5,778,000 and $2,472,000. The Company maintains a full valuation allowance on the deferred tax assets as of December 31, 2021 and 2020. The valuation allowance increased by $694,000 and $412,000 during the years ended December 31, 2021 and 2020, respectively. Deferred tax assets after 2018 have no expiration.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and Nevada state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception.  The Company currently is not under examination by any tax authority.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the years ended December 31, 2021 and 2020, there were 61,195,357 and 24,300,000 options, 1,666,667 and 1,666,667 warrants, and 19,809,718 and 19,809,718 convertible preferred shares, respectively, excluded.

Concentration of Credit Risk

The Company maintains its cash with several major financial institutions located in the United States of America which it believes to be creditworthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

New Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), specifying the accounting for leases, which supersedes the leases requirements in Topic 840, Leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting is largely unchanged from the previous accounting standard. In addition, Topic 842 expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes several practical expedients. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company currently expects that its operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon its adoption of Topic 842, which will increase the total assets and total liabilities that the Company reports relative to such amounts prior to adoption.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

F-12

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – OTHER ASSETS

Other assets consisted of the following:

	2021	2020
Aircraft Deposit	$350,000	$600,000
Deposits	13,714	63,714
Lease Maintenance Reserve	689,750	-
Lease Financing Costs	69,325	-
Total Other Assets	$1,122,789	$663,714

During 2020, the Company entered and executed an Aircraft purchase agreement with certain terms and conditions under which it made two payments in the amounts of $450,000 and $150,000 as purchase deposits for Aircrafts. The terms of the agreement specify that $250,000 of this amount shall be considered nonrefundable. During the year ended December 31, 2021, $250,000 of this amount was applied to the lease maintenance reserve required under the aircraft lease discussed in Note 5.

The Company also entered and executed an Aircraft management and charter service agreement. The Company made an operating deposit of $50,000 into a segregated operating account as part of the service agreement. The Company is to maintain a $50,000 operating deposit for the length of the agreement.

NOTE 4 – NOTE PAYABLE

In May 2020, the Company received a loan in the amount of $121,000 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.  Subject to the terms of the Note, the PPP Loan bore interest at a fixed rate of one percent (1%) per annum, with the first six months of interest and principal payments deferred, had an initial term of two years, and was unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the 24-week period beginning on April 13, 2020, calculated in accordance with the terms of the CARES Act. The Note provided for customary events of default including, among other things, cross-defaults on any other loan with the Lender. The PPP Loan may be accelerated upon the occurrence of an event of default.  The PPP loan proceeds were used for payroll, covered rent and other covered payments. The PPP Loan was formally forgiven effective January 2021.

On February 2021, the Company received a loan in the amount of $86,360 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.  Subject to the terms of the Note, the PPP Loan bore interest at a fixed rate of one percent (1%) per annum, with the first six months of interest and principal payments deferred, had an initial term of two years, and was unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the 24-week period beginning on February 18, 2021, calculated in accordance with the terms of the CARES Act. The Note provided for customary events of default including, among other things, cross-defaults on any other loan with the Lender. The PPP Loan may be accelerated upon the occurrence of an event of default.  The PPP loan proceeds were used for payroll, covered rent and other covered payments. The PPP Loan was formally forgiven effective July 2021.

F-13

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In July 2021, the Company entered into a loan agreement with StartEngine Primary, LLC, a service provider of the Company. The agreement allows for advances up to an aggregate amount of $500,000 to pay for advertising and promotion services in connection with the Company’s equity offerings. The advances are non-interest bearing and shall be repaid on the date of the closing of the Company’s equity offering from the proceeds of the offering. During the year ended December 31, 2021, approximately $452,000 had been drawn on the loan, with a balance of $194,727 due as of December 31, 2021. Subsequent to December 31, 2021, the Company repaid this remaining balance in full.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Lease

In November 2021, the Company entered into a leasing arrangement with a third party for an aircraft to be used in the Company’s operations. The lease term is for 60 months, expiring November 2026, and requires monthly lease payments. At any time during the lease term, the Company has the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time.

The lease agreement also requires the Company to hold a liquidity reserve of $500,000 in a separate bank account as well as a maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is held in a bank account owned by the Company. As such, this is classified as restricted cash in the accompanying balance sheet. The maintenance reserve are funds held by the lessor to be used for reasonable maintenance expenses in excess of those covered by the airframe and engine maintenance programs maintained by the Company. These maintenance programs are designed to fully cover the Company’s aircraft’s maintenance costs, both scheduled and unscheduled, and therefore the Company does not expect these funds will be drawn upon. If funds from the maintenance reserve are expended by the lessor, the Company is required to replenish the maintenance reserve account up to the required reserve amount. Any funds remaining at the end of the Lease term will be returned to the Company.

In connection with this leasing arrangement, the Company agreed to pay an arrangement fee of $70,500 to a separate third party. This amount has been capitalized within other assets in the accompanying balance sheet and is being amortized to lease expense over the term of the lease.

Total lease expense for the years ended December 31, 2021 and 2020 was $90,165 and $0, respectively, which is included within cost of revenues in the accompanying statement of operations. As of December 31, 2021, future minimum required lease payments due under the non-cancellable operating lease are as follows:

2022	$549,000
2023	549,000
2024	549,000
2025	549,000
2026	503,250
$2,699,250

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized the issuance of 50,000,000 shares of its preferred stock with par value of $0.0000001. Of the authorized number of preferred shares, 10,000,000 shares have been designated as Series Seed Preferred Stock, 25,000,000 have been designated Series CF Non-Voting Preferred Stock (“Series CF”), and 15,000,000 are undesignated. Each share of preferred stock can be converted to one share of common stock.

F-14

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In July 2020, the Company redeemed 816,666 shares of its outstanding Series Seed Preferred Stock for a total purchase price of approximately $245,000.

Common Stock

The Company has authorized the issuance of 500,000,000 shares of its common stock, of which 300,000,000 are designated as common stock and 200,000,000 are non-voting common stock, all par value of $0.0000001. Shares of non-voting common stock will convert automatically into fully paid and nonassessable shares of the Company’s voting common stock upon the closing of the sale of shares of voting common stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or upon the merger of the Company with and into another entity. The conversion rate is currently one share of voting common stock per share of non-voting common stock.

In February 2020, the Company undertook a Regulation A, Tier 2 offering for which it is selling up to 33,333,333 non-voting common stock at $0.30 per share for a maximum of $10,000,000. During the year ended December 31, 2020, the Company issued 31,402,755 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $9,420,827, with $522,966 of these proceeds pending release from escrow. During the year ended December 31, 2021, the Company closed on 1,494,462 shares of non-voting common stock for gross proceeds of $448,339, which had been committed to and held in a third-party escrow prior to December 31, 2020. The Company also collected the remining $522,966 of the proceeds that had been subject to hold-back in escrow.

In June 2021, the Company undertook another Regulation A, Tier 2 offering for which it is selling up to 29,173,333 non-voting common stock at $0.75 per share for a maximum of $21,880,000. During the year ended December 31, 2021, the Company issued 2,625,446 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $1,969,085, with $96,600 of these proceeds pending release from escrow.

During the year ended December 31, 2021, the Company entered into an agreement with its Executive Chairman to exchange 6,646,667 shares of common stock for 6,646,667 shares of non-voting common stock for no consideration.

Warrants

In connection with the Regulation A, Tier 2 offerings noted above, the Company engaged StartEngine Primary, LLC (“StartEngine”) to act as its placement agent. For such, StartEngine will receive 7% commissions on proceeds from the offering, and the Company will issue warrants to StartEngine up to a percentage specified within the agreements of the non-voting common stock sold through StartEngine at exercise price consistent with the selling price of the shares in the offering.

In December 2020, the Company issued the 1,666,667 warrants owed to StartEngine in connection with this arrangement for the offering that began in February 2020. The warrants have an exercise price of $0.30 and a term of three years. The warrants allow for adjustments to the exercise price and number of shares based on future stock dividends, stock splits, and subsequent non-exempt equity sales. The Company accounts for these warrants in accordance with ASU 2017-11, which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. Accordingly, the value of these warrants is contained within equity, both increasing and decreasing additional paid-in capital for a net zero effect. The Company valued the warrants earned during the year ended December 31, 2020 at approximately $184,000, using the Black-Scholes model, with similar inputs to those disclosed in the stock option section below, with the exception that the expected life was three years.

F-15

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the offering that began in June 2021, the Company estimates that approximately 131,000 warrants for shares of non-voting common stock will be issuable to StartEngine based on shares sold under the offering through December 31, 2021. The warrants will have an exercise price of $0.75 and will expire five years from the qualification date of the offering (June 2026). The warrants allow for adjustments to the exercise price and number of shares based on future stock dividends, stock splits, and subsequent non-exempt equity sales. The Company accounts for these warrants in accordance with ASU 2017-11, which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. Accordingly, the value of these warrants is contained within equity, both increasing and decreasing additional paid-in capital for a net zero effect. As of December 31, 2021, none of these warrants have been issued nor are they deemed outstanding.

Stock Options

On June 4, 2018, the Company’s Board of Directors adopted the Jet Token, Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”).  The 2018 Plan provides for the grant of equity awards to employees, and consultants, to purchase shares of the Company’s common stock.  As of December 31, 2020, up to 25,000,000 shares of its common stock could be issued pursuant to awards granted under the 2018 Plan. During the year ended December 31, 2021, the 2018 Plan was amended three times to increase the total number of shares reserved for issuance thereunder. As of December 31, 2021, the total number of shares reserved for issuance under the 2018 Plan was 75,000,000 shares, consisting of (i) 25,000,000 shares of common stock and (ii) 50,000,000 shares of non-voting common stock. The 2018 Plan is administered by the Company’s Board of Directors.

In August 2021, the Company’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. Up to 5,000,000 shares of our non-voting common stock may be issued pursuant to awards granted under the 2021 Plan. In the event that shares of non-voting common stock subject to outstanding options or other securities under the Company’s 2018 Stock Open and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan. The 2021 Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

During the year ended December 31, 2019, the Company granted 5,400,000 stock options to purchase common stock pursuant to an employment contract with the Company’s Chief Executive Officer. The options have a ten-year life and are exercisable at $0.06. Of the total grant, $2,700,000 stock options had a grant date fair value of approximately $96,000 and vest monthly over three years. The remaining 2,700,000 options were subject to raising funds as described in Note 6. As a result of the Regulation A, Tier 2 offering that began in 2020 as discussed above, the Company determined that it was probable that these options would vest by the end of the year, and accordingly, recorded expense related to these options beginning in March 2020. These options vested effective December 2020.

During the year ended December 31, 2020, the Company granted an additional 5,400,000 stock options to purchase common stock to the Company’s Chief Executive Officer. The options have a ten-year life and are exercisable at $0.30. The options vest in monthly tranches through December 31, 2023. The options had a grant date fair value of approximately $818,000, which will be recognized over the vesting period.

During the year ended December 31, 2020, the Company granted a total of 13,500,000 stock options to purchase common stock various advisory board members and consultants. The options have a ten-year life and are exercisable at $0.30. The options vest between, two to three years, except for 1,500,000 that vested immediately. The options had a grant date fair value of approximately $2,081,000, which will be recognized over the vesting period.

F-16

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2021, the Company granted a total of 36,945,357 stock options to purchase common stock to various advisors and consultants. The options have a ten-year life. 1,000,000 of the options are exercisable at $0.30 and the remaining are exercisable at $0.75. 17,495,357 of the options were immediately vested on the grant date, 1,450,000 of the options will vest upon the achievement of certain sales targets or other requirements, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $20,048,000, which will be recognized over the vesting period.

A summary of our stock option activity for the years ended December 31, 2021 and 2020, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2019	5,400,000	$0.06	-
Granted	18,900,000	0.30	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2020	24,300,000	$0.25	9.5
Granted	36,945,357	0.74	-
Exercised	-	-	-
Expired/Cancelled	(50,000)	0.75	-
Outstanding at December 31, 2021	61,195,357	$0.54	9.2

Exercisable at December 31, 2020	10,547,222	$0.21	9.3
Exercisable at December 31, 2021	36,521,147	$0.50	9.1

The Company estimates the fair value of stock options that contain service and/or performance conditions using the Black-Scholes option pricing model. The range of input assumptions used by the Company were as follows:

	December 31, 2021	December 31, 2020
Expected life (years)	5 to 10	5 to 10
Risk-free interest rate	0.01% - 1.43%	0.31% - 0.68%
Expected volatility	80%	55%
Annual dividend yield	0%	0%

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.

The expected term of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

During the years ended December 31, 2021 and 2020, stock-based compensation expense of $12,690,373 and $682,746, respectively, was recognized for the vesting of these options. As of December 31, 2021, there was approximately $9,089,000 in unrecognized stock-based compensation, which will be recognized through December 2024.

F-17

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Units

In August 2021, the Company granted Restricted Stock Units (RSUs) to a contractor. The grant allows the contractor to earn up to 4,813,333 shares of non-voting common stock and contains both service-based vesting requirements and liquidity event requirements. Service-based requirements are such that the contractor needs to continue to provide service through August 2022. In addition to the service-based requirements, in order for the RSUs to vest, the Company will need to undertake an IPO or a sale as defined by the grant notice. The RSUs expire in seven years. As of December 31, 2021, the Company has determined that it is not yet probable that these RSUs will vest, and accordingly, have not yet recorded expense related to these RSUs.

NOTE 7 – RELATED PARTY TRANSACTIONS

From time to time, related parties make payments on the Company’s behalf or advance cash to the Company for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the years ended December 31, 2021 and 2020, the Company’s Founder and Executive Chairman advanced a total of $200,196 and $79,719, respectively, to the Company in the form of a non-interest-bearing loan, and the Company repaid $0 and $79,719 of these advances, respectively. As of December 31, 2021 and 2020, the Company owed $200,196 and $0, respectively, to the Company’s Founder and Executive Chairman related to such advances.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to December 31, 2021, the Company issued an additional 696,484 shares of non-voting common stock at a price of $0.75 per share under the Regulation A, Tier 2 offering discussed in Note 5 for gross proceeds of approximately $522,000.

Subsequent to December 31, 2021, the Company granted a total of 4,128,000 stock options to purchase non-voting common stock to various employees and consultants. The options are exercisable at $0.75 per share, have 10 year lives, and contain various vesting provisions.

On April 4, 2022, the Company entered into a leasing arrangement with a third party for an aircraft to be used in the Company’s operations, identical to the terms described in Note 5. The lease term is for 60 months, expiring April 4, 2027 , and requires monthly lease payments. At any time during the lease term, the Company has the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time. The lease agreement also requires the Company to hold a liquidity reserve of $500,000 in a separate bank account as well as a maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is held in a bank account owned by the Company. Any funds remaining at the end of the Lease term will be returned to the Company.

See Note 4 for additional subsequent events.

The Company has evaluated subsequent events that occurred after December 31, 2021 through April 27, 2022, the date of these consolidated financial statements were available to be issued, and noted no additional events requiring recognition for disclosure.

F-18

PART III

INDEX TO EXHIBITS

1	Posting Agreement with StartEngine Primary, LLC (incorporated herein by reference to the copy submitted as Exhibit 1 to the Company’s Amendment No. 3 to the Offering Statement on Form 1-A, filed on May 3, 2021)
2.1	Amended and Restated Certificate of Incorporation, as amended (incorporated herein by reference to the copy submitted as Exhibit 2.1 to the Company’s Amendment No. 1 to the Offering Statement on Form 1-A, filed on December 12, 2019)
2.2	Bylaws, as amended (incorporated herein by reference to the copy submitted as Exhibit 2.2 to the Company’s Offering Statement on Form 1-A, filed on October 29, 2019)
4.1	Form of Subscription Agreement (incorporated herein by reference to the copy submitted as Exhibit 4.1 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A, filed on March 15, 2021)
4.2	Amended and Restated Irrevocable Power of Attorney (incorporated herein by reference to the copy submitted as Exhibit 4.2 to Amendment No. 3 to the Company’s Offering Statement on Form 1-A, filed on May 3, 2021)
6.1	WeWork Membership Agreement between the Company and 10845 Griffith Peak Drive Tenant LLC dated July 17, 2019 (incorporated herein by reference to the copy submitted as Exhibit 6.1 to the Company’s Amendment No. 1 to the Offering Statement on Form 1-A, filed on December 12, 2019)
6.2	Amendments to WeWork Membership Agreement between the Company and 10845 Griffith Peak Drive Tenant LLC dated November 25, 2020 and March 4, 2021, respectively (incorporated herein by reference to the copy submitted as Exhibit 6.2 to the Company’s Amendment No. 1 to the Offering Statement on Form 1-A, filed on March 15, 2021)
6.3	Executive Aircraft Management and Charter Services Agreement between Jet Token Management Inc., a subsidiary of the Company, and Great Western Air, LLC (DBA Cirrus Aviation Services, LLC) dated as of November 16, 2020 (incorporated herein by reference to the copy submitted as Exhibit 6.1 to the Form 1-U filed on November 17, 2020)
6.4	Amended and Restated 2018 Stock Option and Grant Plan (incorporated herein by reference to the copy submitted as Exhibit 6.3 to the Company’s Offering Statement on Form 1-A, filed on October 29, 2019)
6.5	Offer Letter between the Company and George Murnane (incorporated herein by reference to the copy submitted as Exhibit 6.4 to the Company’s Offering Statement on Form 1-A, filed on October 29, 2019)
6.6	Incentive Stock Option Agreements between the Company and George Murnane dated as of September 23, 2019 (incorporated herein by reference to the copy submitted as Exhibit 6.5 to the Company’s Offering Statement on Form 1-A, filed on October 29, 2019)
6.7	Amendment No. 1 and Amendment No. 2 to Jet Token, Inc. Amended And Restated 2018 Stock Option and Grant Plan (incorporated herein by reference to the copy submitted as Exhibit 6.7 to the Company’s Offering Statement on Form 1-A, filed on October 29, 2019)
6.8	2021 Stock Plan (incorporated herein by reference to the copy submitted as Exhibit 6.4 to the Company’s Annual Report of Form 1-K, filed on April 29, 2022)
6.9	HondaJet Fleet Purchase Agreement, dated as of December 4, 2020, between Galilee LLC, a subsidiary of the Company, and Honda Aircraft Company, LLC (incorporated herein by reference to the copy submitted as Exhibit 6.1 to the Form 1-U filed on December 11, 2020)
6.12	Aircraft Lease, dated as of November 23, 2022, between Western Finance Company and a subsidiary of the Company (incorporated herein by reference to the copy submitted as Exhibit 6.11 to the Company’s Annual Report of Form 1-K, filed on April 29, 2022)

6.13	2021 Stock Plan (incorporated herein by reference to the copy submitted as Exhibit 6.4 to the Company’s Annual Report of Form 1-K, filed on April 29, 2022)
6.14	Share Exchange Agreement, dated as of January 22, 2021, between the Company and Michael Winston. (incorporated herein by reference to the copy submitted as Exhibit 6.10 to the Company’s Offering Statement on Form 1-A, filed on February 10, 2021)
6.15	2021 Stock Plan (incorporated herein by reference to the copy submitted as Exhibit 6.4 to the Company’s Annual Report of Form 1-K, filed on April 29, 2022)
8	Escrow Agreement (incorporated herein by reference to the copy submitted as Exhibit 8 to the Company’s Offering Statement on Form 1-A, filed on February 10, 2021)
11	Auditor’s Consent
12	Opinion of CrowdCheck Law, LLP (incorporated herein by reference to the copy submitted as Exhibit 12 to the Company’s Amendment No. 1 to the Offering Statement on Form 1-A, filed on March 15, 2021)
13	Testing the waters materials (incorporated herein by reference to the copies submitted as Exhibit 13 to the Company’s Amendment No. 3 to the Offering Statement on Form 1-A, filed on May 3, 2021 and Exhibit 13 to the Company’s Amendment No. 4 to the Offering Statement on Form 1-A, filed on May 26, 2021)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on June 15, 2022.

Jet Token Inc.

By	/s/ George Murnane
George Murnane, Chief Executive Officer and President

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ George Murnane
George Murnane, Chief Executive Officer and President
Date: June 15, 2022.

/s/ Michael D Winston, CFA
Michael D. Winston, Founder and Executive Chairman, Treasurer

Principal Financial Officer, Principal Accounting Officer

Date: June 15, 2022.